AGREEMENT AND PLAN OF REORGANIZATION
                              BY AND AMONG
                       COVISTA COMMUNICATIONS, INC.,
                           CCI ACQUISITIONS CORP.
                                   AND
                         CAPSULE COMMUNICATIONS, INC.




                                July 17,  2001

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                               TABLE OF CONTENTS

                                                                  Page
                                                                  ----

RECITALS............................................................ 1

ARTICLE I THE MERGER................................................ 1
     1.1.     The Merger............................................ 1
     1.2.     Closing; Effective Time............................... 1
     1.3.     Certificate of Incorporation; Bylaws.................. 2
     1.4.     Directors and Officers................................ 2
     1.5.     Effect on Target Common Stock and Options............. 2
     1.6.     Exchange Procedures................................... 4
     1.7.     No Further Ownership Rights in Target Common Stock.... 6
     1.8.     Lost, Stolen or Destroyed Certificates................ 6
     1.9.     Tax and Accounting Consequences....................... 6

ARTICLE II REPRESENTATIONS AND WARRANTIES OF TARGET................. 7
     2.1.     Organization, Standing and Power...................... 7
     2.2.     Capital Structure..................................... 8
     2.3.     Authority; No Conflict................................ 9
     2.4.     SEC Documents; Financial Statements...................10
     2.5.     Absence of Certain Changes............................11
     2.6.     Disclosure Documents..................................12
     2.7.     Accounts Receivable...................................12
     2.8.     Litigation............................................13
     2.9.     Restrictions on Business Activities...................13
    2.10.     Title to Property; Absence of Liens...................13
    2.11.     Intellectual Property.................................14
    2.12.     Environmental Matters.................................16
    2.13.     Taxes.................................................17
    2.14.     Employee Benefit Plans................................18
    2.15.     Employees and Consultants.............................20
    2.16.     Certain Agreements Affected by the Merger.............22
    2.17.     Related-Party Transactions............................22
    2.18.     Insurance.............................................22
    2.19.     Compliance with Laws; Governmental Authorizations.....22
    2.20.     Brokers' and Finders' Fees............................23
    2.21.     Board Approval; Stockholder Approval..................23
    2.22.     Customers and Suppliers...............................23
    2.23.     Material Contracts....................................24
    2.24.     No Breach of Material Contracts.......................25
    2.25.     Minute Books..........................................26
    2.26.     Complete Copies of Materials..........................26
    2.27.     Year 2000 Compatibility...............................26
    2.28.     Reorganization........................................26
    2.29.     Export Control Laws and Foreign Corrupt Practices Act.26
    2.30.     Registration Rights...................................27
    2.31.     Functionality of Technology...........................27
    2.32.     Beneficial Ownership of Acquiror Stock................28
    2.33.     Immigration Matters...................................28
    2.34.     Telecommunications Licenses...........................28
    2.35.     Representations Complete..............................29


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ARTICLE III REPRESENTATIONS AND WARRANTIES OF ACQUIROR AND
MERGER SUB..........................................................29
     3.1.     Organization, Standing and Power......................29
     3.2.     Capital Structure.....................................30
     3.3.     Authority; No Conflict................................30
     3.4.     SEC Documents; Financial Statements...................31
     3.5.     Absence of Certain Changes............................32
     3.6.     Disclosure Documents..................................32
     3.7.     Litigation............................................33
     3.8.     Restrictions on Business Activities...................33
     3.9.     Employee Benefit Plans................................33
    3.10.     Compliance with Laws; Governmental Authorizations.....36
    3.11.     Brokers' and Finders' Fees............................36
    3.12.     Board Approval; Stockholder Approval..................36
    3.13.     Reorganization........................................36
    3.14.     Beneficial Ownership of Target Stock..................37
    3.15.     Representations Complete..............................37
    3.16.     Intentions Regarding Target...........................37

ARTICLE IV COVENANTS OF TARGET......................................37
     4.1.     Information...........................................37
     4.2.     Regulatory Approvals..................................38
     4.3.     Conduct of Business...................................38
     4.4.     Meeting of Stockholders of Target; Document
              Preparation...........................................38
     4.5.     Consents..............................................39
     4.6.     Advice of Changes.....................................40
     4.7.     Taxes.................................................40
     4.8.     Public Announcements..................................40
     4.9.     Cooperation and Conditions............................41
    4.10.     Tax Free Reorganization...............................41

ARTICLE V COVENANTS OF ACQUIROR AND MERGER SUB......................41
     5.1.     Information...........................................41
     5.2.     Applications to Governmental Entities.................41
     5.3.     Conduct of Business...................................42
     5.4.     Acquiror Common Stock.................................42
     5.5.     Registration of Shares................................42
     5.6.     Meeting of Stockholders of Acquiror;
              Document Preparation..................................43
     5.7.     Consents..............................................44
     5.8.     Advice of Changes.....................................44
     5.9.     Public Announcements..................................45
    5.10.     Cooperation and Conditions............................45
    5.11.     Continuity of Business Enterprise.....................45
    5.12.     Tax Free Reorganization...............................45
    5.13.     Nasdaq Listing........................................45
    5.14.     Purchases and Offers to Purchase Acquiror Stock.......46

ARTICLE VI CONDITIONS TO ACQUIROR'S AND MERGER SUB'S OBLIGATIONS....46
     6.1.     Representations, Warranties, and Covenants............46
     6.2.     No Adverse Changes....................................46
     6.3.     Stockholder Approval..................................46
     6.4.     Other Evidence........................................47
     6.5.     No Adverse Proceedings, Events or Regulatory
              Requirements..........................................47
     6.6.     Consents, Etc.........................................47
     6.7.     Dissenting Shares.....................................47
     6.8.     Securities Matters....................................47

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     6.9.     280G and Control Affiliate Agreements.................47
    6.10.     Resignation of Directors and Officers.................48
    6.11.     Target Certificate....................................48
    6.12.     Termination of Pension Plan...........................48
    6.13.     Nasdaq Listing........................................48
    6.14.     Target Receipt of Agreement of Control Affiliate......48

ARTICLE VII CONDITIONS TO TARGET'S OBLIGATIONS......................49
    7.1.     Representations, Warranties, and Covenants.............49
    7.2.     No Adverse Changes.....................................49
    7.3.     Stockholder Approval...................................49
    7.4.     Other Evidence.........................................49
    7.5.     No Adverse Proceedings, Events or
             Regulatory Requirements................................49
    7.6.     Consents, Etc..........................................50
    7.7.     Securities Matters.....................................50
    7.8.     Nasdaq Listing.........................................50
    7.9.     Acquiror Certificate...................................50

ARTICLE VIII TERMINATION, EXPENSES, AMENDMENT AND WAIVER............51
    8.1.     Termination............................................51
    8.2.     Effect of Termination..................................52
    8.3.     Expense................................................52
    8.4.     Extension; Waiver......................................52

ARTICLE IX GENERAL PROVISIONS.......................................53
    9.1.     Survival of Representations, Warranties, and Covenants.53
    9.2.     Notices................................................53
    9.3.     Interpretation.........................................54
    9.4.     Counterparts...........................................54
    9.5.     Entire Agreement; Third Party Beneficiaries............55
    9.6.     Severability...........................................55
    9.7.     Remedies Cumulative....................................55
    9.8.     Governing Law..........................................55
    9.9.     Assignment; Amendment; Binding Effect..................56
   9.10.     Rules of Construction..................................56


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SCHEDULES
---------

Schedule of Control Affiliates
Target Disclosure Schedule
Acquiror Disclosure Schedule

EXHIBITS
--------

Exhibit A     Certificate of Merger
Exhibit B     Form of Section 280G Agreement
Exhibit C     Agreement of Control Affiliate


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              AGREEMENT AND PLAN OF REORGANIZATION

     This AGREEMENT AND PLAN OF REORGANIZATION (this "Agreement") is made and entered into as of July 17, 2001 by and among Covista Communications, Inc., a New Jersey corporation ("Acquiror"), CCI Acquisitions Corp., a Delaware corporation and wholly-owned subsidiary of Acquiror ("Merger Sub"), and Capsule Communications, Inc., a Delaware corporation ("Target").

                             RECITALS

     A. The Boards of Directors of Target, Acquiror and Merger Sub believe it is in the best interests of their respective companies and the stockholders of their respective companies that Target and Merger Sub combine into a single company through the statutory merger of Merger Sub with and into Target with Target being the surviving corporation in the merger (the "Merger") and, in furtherance thereof, have approved the Merger.

     B. Target, Acquiror and Merger Sub desire to make certain representations and warranties and other agreements and covenants in connection with the Merger.

     C. The parties intend, by executing this Agreement, to adopt a plan of reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the "Code"), and to cause the Merger to qualify as a reorganization under Sections 368(a) (1)(A) and 368(a)(2)(E) of the Code.

     NOW, THEREFORE, in consideration of the covenants and representations set forth herein, and for other good and valuable consideration, the parties agree as follows:

                                ARTICLE I

                               THE MERGER

     1.1.  The Merger

     At the Effective Time (as hereinafter defined) and subject to and upon the terms and conditions of this Agreement, the Certificate of Merger substantially in the form attached hereto as Exhibit A (the "Certificate of Merger") and the applicable provisions of the Delaware General Corporation Law ("Delaware Law"), Merger Sub shall be merged with and into Target, in accordance with Delaware Law, the separate corporate existence of Merger Sub shall cease and Target shall continue as the surviving corporation. Target as the surviving corporation after the Merger is hereinafter sometimes referred to as the "Surviving Corporation."

     1.2.  Closing; Effective Time

     The closing of the transactions contemplated hereby (the "Closing") shall be held at the offices of the Acquiror, on the fifth business day or sooner following the satisfaction or waiver of all conditions to the obligations of the parties to consummate the transactions contemplated hereby, but in no event later than the close of business on January_31, 2002, time being of the essence (the date on which the Closing shall occur being the "Closing Date"). On the Closing Date, the parties hereto shall cause the Merger to be consummated by filing the Certificate of Merger with the Secretary of State of the State of Delaware, in accordance with the relevant provisions of Delaware Law (the time and date of such filing being the "Effective Time" and the "Effective Date," respectively).
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     1.3.  Certificate of Incorporation; Bylaws

     At the Effective Time, the certificate of incorporation of Target, as in effect immediately prior to the Effective Time, shall be the certificate of incorporation of the Surviving Corporation until thereafter amended as provided by Delaware Law and such certificate of incorporation.
At the Effective Time, the bylaws of Target, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation until thereafter amended as provided by Delaware Law and such bylaws.

     1.4.  Directors and Officers

     At the Effective Time, the directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation, to hold office until such time as such directors resign, are removed or their respective successors are duly elected or appointed and qualified. At the Effective Time, the officers of Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation, to hold office until such time as such officers resign, are removed or their respective successors are duly elected or appointed and qualified.

     1.5.  Effect on Target Common Stock and Options

     By virtue of the Merger and without any action on the part of Acquiror, Merger Sub, Target or the holders of any of Target's securities:

          (a) Conversion of Target Common Stock. On the Effective Date, each share of the common stock of Target, $0.001 par value per share ("Target Common Stock") outstanding immediately prior to the Effective Date (other than shares (the "Dissenting Shares") with respect to which dissenter's rights shall have been perfected in accordance with Delaware Law), shall, without any action on the part of the holder thereof, be canceled and converted into the number of shares of the common stock of Acquiror, $0.05 par value per share ("Acquiror Common Stock") (rounded to the nearest 0.01 share) which results after multiplication by the Conversion Ratio (as defined below); provided, however, that each share of Target Common Stock held of record by Henry G. Luken, III (the "Control Affiliate") shall, without any action on the part of the holder thereof, be canceled and converted into the number of shares of Acquiror Common Stock (rounded to the nearest 0.01 share) that results after multiplication by the Affiliate Conversion Ratio (as defined below). As used herein, the "Conversion Ratio" means 0.1116 and the "Affiliate Conversion Ratio" means 0.0838; provided, however, that if the Average Stock Price (as defined below) is greater than $6.00, then the Conversion Ratio and the Affiliate Conversion Ratio each shall be reduced by multiplying stated Conversion Ratio or the Affiliate Conversion Ratio, as the case may be, by the quotient of $6.00 divided by the Average Stock Price. For example, if the Average Stock Price is $6.60, then the Conversion Ratio would equal 0.1116 times the quotient of $6.00 divided by $6.60, and the Affiliate Conversion Ratio would equal 0.0838 times the quotient of $6.00 divided by $6.60. For purposes of the foregoing, the "Average Stock Price" means the average of the daily high and low trade prices of Acquiror Common Stock on the Nasdaq National market for the 15 trading days ending on the trading date that is one day before the Effective Date, weighted based on the volume of trades during each of those 15 trading days.

          (b) Fractional Shares. No certificates for fractional shares of Acquiror Common Stock shall be issued. In lieu thereof, each holder otherwise entitled to a fractional interest shall receive an amount in cash equal to the product of the fractional share interest held thereby multiplied by the last

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sale price for the Acquiror Common Stock on the Nasdaq National Market on the
date hereof as reported in The Wall Street Journal. Each such holder shall have no other rights with respect to such fractional interest and shall have no rights as a stockholder of Acquiror.

          (c) Conversion of Target Stock Options. At the Effective Time, each option to purchase Target Common Stock granted by the Target pursuant to Target Stock Option Plans (as defined in Section 2.2) ("Target Stock Option") which is outstanding and unexercised immediately prior to the Effective Time (whether or not vested or exercisable) and which is listed in Section 2.2 of the Target Disclosure Schedule, will be converted as of the Effective Time into an equivalent stock option ("Acquiror Stock Option") to purchase Acquiror Common Stock in an amount and at an exercise price determined as follows:

                (x) The number of shares of Acquiror Common Stock to be subject to each Acquiror Stock Option shall be equal to the number of shares of Target Common Stock subject to each respective original Target Stock Option multiplied by the Conversion Ratio, rounded to the nearest whole share; and
                (y) The exercise price per share of Acquiror Common Stock under each Acquiror Stock Option shall be equal to the exercise price per share of Target Common Stock under each respective Target Stock Option divided by the Conversion Ratio, rounded to the nearest penny.

     The adjustments provided in this Section 1.5(c) with respect to any Target Stock Options which are "incentive stock options" (as defined in Section 422 of the Internal Revenue Code of 1986, as amended (the "Code")) shall be and are intended to be effected in a manner which is consistent with
Section 424(a) of the Code. The Target Stock Option Plans under which the Target Stock Options were issued shall be assumed by Acquiror, and the duration, vesting schedule and other terms of each Acquiror Stock Option shall be the same as each respective Target Stock Option as described in Section
2.2 of the Target Disclosure Schedule, except (i) as provided above in this
Section 1.5(c), (ii) as set forth in Section 2.2 of the Target Disclosure Schedule, and (iii) that all references to Target shall be deemed to be references to Acquiror and the number of shares subject thereto and the exercise price shall be adjusted in accordance with this Section 1.5(c). Within 30 days following the Effective Time, Acquiror shall deliver to former holders of Target Stock Options appropriate agreements representing the right to acquire Acquiror Common Stock on the terms and conditions set forth in this
Section 1.5(c).

          (d) Capital Stock of Merger Sub. At the Effective Time, each share of Merger Sub common stock, par value $0.01 per share, issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock, $0.001 par value, of the Surviving Corporation. Each stock certificate of Merger Sub evidencing ownership of any such shares shall continue to evidence ownership of such shares of capital stock of the Surviving Corporation.

         (e) Adjustments to Conversion Ratio. The Conversion Ratio and the Affiliate Conversion Ratio shall be adjusted to reflect fully the effect of any stock split, reverse split, stock dividend (including any dividend or distribution of securities convertible into Acquiror Common Stock or Target Common Stock, reorganization, recapitalization or other like change with respect to Acquiror Common Stock or Target Common Stock) occurring after the date hereof and prior to the Effective Time.


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        (f)  Dissenters' Rights.  Any Dissenting Shares, which as of the
Effective Date the holder thereof has not withdrawn or lost any right to such appraisal, shall not be converted into Acquiror Common Stock or represent the right to receive shares of Acquiror Common Stock and shall not receive or represent the right to receive any cash in lieu of fractional shares but instead shall be converted into the right to receive such consideration as may be determined to be due with respect to such Dissenting Shares pursuant to Delaware Law. The Target shall give the Acquiror (i) prompt notice of any written demands for appraisal of any shares of Target Common Stock, withdrawals or modifications of such demands, and any other instruments served pursuant to Delaware Law and received by the Target which relate to any such demand for appraisal and (ii) the opportunity to participate in all negotiations and proceedings which take place prior to the Closing. Target agrees that, except with the prior written consent of Acquiror, it will not make any payment with respect to, or settle or offer to settle, any claim, demand or other Liability with respect to any Dissenting Shares. Each holder of Dissenting Shares (a "Dissenting Stockholder") who, pursuant to the provisions of Delaware Law, becomes entitled to payment of the fair value for shares of Target Common Stock, shall receive payment therefor (but only after the value therefor shall have been agreed upon or finally determined pursuant to such provisions) and thereupon such Dissenting Shares shall be canceled, retired and cease to exist. If, after the Effective Time, any Dissenting Shares shall lose their status as Dissenting Shares (either because the Dissenting Stockholder withdraws, fails to perfect or otherwise loses the right to appraisal), Acquiror shall issue and deliver, upon surrender by such Dissenting Stockholder of a certificate or certificates representing shares of Target Common Stock, the number of shares of Acquiror Common Stock to which such Dissenting Stockholder would otherwise be entitled under Section 1.5(a) and the Certificate of Merger, without interest thereon.

     1.6. Exchange Procedures

          (a) Exchange Agent. Acquiror's transfer agent, or such other bank or trust company selected by Acquiror and reasonably acceptable to Target, shall act as exchange agent (the "Exchange Agent") in the Merger.

          (b) Acquiror to Provide Acquiror Common Stock and Cash. At the Effective Time, Acquiror shall furnish to the Exchange Agent in accordance with this Article I, through such reasonable procedures as Acquiror may adopt,
(i) the shares of Acquiror Common Stock issuable pursuant to Section 1.5(a) in exchange for shares of Target Common Stock outstanding immediately prior to the Effective Time, and (ii) cash in an amount sufficient to permit payment of cash in lieu of fractional shares pursuant to Section 1.5(b) (together, the "Merger Consideration").

          (c) Exchange Procedures. Promptly after the Effective Time, Acquiror shall cause the Exchange Agent to mail to each Target stockholder of record (the "Former Target Stockholders") that holds a certificate or certificates (the "Certificate(s)") which represented outstanding shares of Target Common Stock immediately prior to the Effective Time, which shares were converted into the right to receive shares of Acquiror Common Stock pursuant to Section 1.5(a), together with (x) a letter of transmittal, in a form to be mutually agreed upon by Target and Acquiror prior to Closing (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon receipt of the Certificates by the Exchange Agent, and shall be in such form and have such other provisions as Acquiror may reasonably specify) and (y) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of Acquiror Common Stock (and cash in lieu of fractional shares). Upon
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surrender of a Certificate for cancellation to the Exchange Agent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, the holder of such Certificate shall be entitled to receive in exchange therefor a certificate representing the number of whole shares of Acquiror Common Stock and a check representing the amount of cash in lieu of fractional shares and unpaid dividends and distributions, if any, to which such holder is entitled, after giving effect to any required tax withholdings and the Certificate so surrendered shall forthwith be canceled. If payment is to be made to a person other than the registered holder of the Certificate surrendered, it shall be a condition of such payment that the Certificate so surrendered shall be properly endorsed or otherwise in proper form for transfer and that the person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of the Certificate surrendered or establish to the reasonable satisfaction of Acquiror or the Exchange Agent that such tax has been paid or is not applicable. Until so surrendered, each outstanding Certificate that, prior to the Effective Time, represented shares of Target Common Stock will be deemed from and after the Effective Time, for all corporate purposes, other than the payment of dividends, to evidence the ownership of the number of full shares of Acquiror Common Stock into which such shares of Target Common Stock shall have been so converted and the right to receive an amount in cash in lieu of fractional shares pursuant to Section 1.5(b).

          (d) Distributions with Respect to Unexchanged Shares. No dividends or other distributions with respect to Acquiror Common Stock with a record date after the Effective Date shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Acquiror Common Stock represented thereby until the holder of record of such Certificate surrenders such Certificate. Subject to applicable Law (as defined in Section 2.19), following surrender of any such Certificate, there shall be paid to the record holder of the certificates representing whole shares of Acquiror Common Stock issued in exchange therefor, without interest, at the time of such surrender, the amount of any such dividends or other distributions with a record date after the Effective Date which would have been previously payable (but for the provisions of this Section 1.6(d)) with respect to such shares of Acquiror Common Stock.

          (e) Transfers of Ownership. If any certificate for shares of Acquiror Common Stock is to be issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it shall be a condition of the issuance thereof that the Certificate so surrendered is properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange will have paid to Acquiror or the Exchange Agent any transfer or other Taxes (as defined in Section 2.13) required by reason of the issuance of a certificate for shares of Acquiror Common Stock in any name other than that of the registered holder of the Certificate surrendered, or established to the satisfaction of Acquiror or the Exchange Agent that such Tax has been paid or is not payable.

          (f)  No Liability.  Notwithstanding anything to the contrary in this
Section 1.6, no party hereto or any of their respective agents shall be liable to any person for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar Law (as defined in Section 2.19).

          (g) Dissenting Shares. The provisions of this Section 1.6 also shall apply to Dissenting Shares that lose their status as such, except that the obligations of Acquiror under this Section 1.6 shall commence on the date

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of loss of such status and the holder of such shares shall be entitled to receive in exchange for such shares the number of shares of Acquiror Common Stock to which such holder is entitled pursuant to Section 1.5.

     1.7.  No Further Ownership Rights in Target Common Stock

     All shares of Acquiror Common Stock issued upon the surrender for exchange of shares of Target Common Stock in accordance with the terms hereof shall be deemed (together with cash in lieu of fractional shares) to have been issued in full satisfaction of all rights pertaining to such shares of Target Common Stock, and there shall be no further registration of transfers on the records of the Acquiror of shares of Target Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Acquiror for any reason, they shall be canceled and exchanged as provided in this Article I.

     1.8.  Lost, Stolen or Destroyed Certificates

     In the event any Certificate shall have been lost, stolen or destroyed, the Acquiror shall issue or cause to be issued in exchange for such lost, stolen or destroyed Certificate, upon the making of an affidavit of that fact by the holder thereof in form reasonably satisfactory to Acquiror, such shares of Acquiror Common Stock as may be required pursuant to Section 1.5; provided, however, that Acquiror may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Certificate to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Acquiror, the Surviving Corporation or any of their agents with respect to the Certificate alleged to have been lost, stolen or destroyed.

     1.9.  Tax and Accounting Consequences

     The parties hereto intend that the Merger shall constitute a reorganization within the meaning of Sections 368(a)(1)(A) and 368(a)(2)(E) of the Code. No party shall take any action which would cause the Merger to fail to so qualify as a reorganization within the meaning of Sections 368(a)(1)(A) and 368(a)(2)(E) of the Code.

                             ARTICLE II

            REPRESENTATIONS AND WARRANTIES OF TARGET

     In this Agreement, any reference to any event, change, condition or effect being "material" with respect to any entity means any material event, change, condition or effect related to the financial condition, properties, assets (including intangible assets), liabilities, business, prospects, operations or results of operations of such entity and its subsidiaries, taken as a whole. In this Agreement, any reference to a "Material Adverse Effect" with respect to any entity means any event, change or effect that is materially adverse to the financial condition, properties, assets (including intangible assets), Liabilities (as defined in Section 2.5), business, prospects, operations or results of operations of such entity and its subsidiaries, taken as a whole; provided, that for purposes of Section 6.1 and
Section 7.1, changes or effects which are primarily and directly caused by the execution and delivery of this Agreement or the announcement of the transactions contemplated hereby shall not constitute a Material Adverse Effect (it being understood that in any controversy concerning the applicability of this proviso, the party claiming the benefit of this proviso shall have the burden of proof with respect to the elements of such proviso).

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     In this Agreement, the words "aware," "knowledge" or similar words, expressions or phrases with respect to a party means such party's actual knowledge after reasonable inquiry of the executive officers (as defined in SEC Rule 405 of the Securities Act of 1933, as amended (the "Securities Act")), and directors of such party and its subsidiaries.

     Target represents and warrants to Acquiror and Merger Sub that the statements contained in this Article II are true and correct, including disclosures set forth in the disclosure schedule delivered by Target to Acquiror immediately prior to the execution and delivery of this Agreement (the "Target Disclosure Schedule"), but in each case subject to the exceptions set forth in the Target Disclosure Schedule. The Target Disclosure Schedule shall be arranged in paragraphs corresponding to the numbered Sections contained in this Article II, and the disclosure in any Section shall qualify only the corresponding Section in this Article II. Any reference in this
Article II to an agreement being "enforceable" shall be deemed to be qualified to the extent such enforceability is subject to (i) laws of general application relating to bankruptcy, insolvency, moratorium, fraudulent conveyance and the relief of debtors and (ii) the availability of specific performance, injunctive relief and other equitable remedies. In this Article II, "Target" will be deemed to include Target and its predecessors, unless the context otherwise requires.

     2.1. Organization, Standing and Power

          (a) Section 2.1 of the Target Disclosure Schedule sets forth a list of each subsidiary of Target and each joint venture and partnership in which Target has an interest (collectively, the "Target Subsidiaries"). Except for the interests of Target set forth in Section 2.1 of the Target Disclosure Schedule, neither Target nor any of the Target Subsidiaries owns, directly or indirectly, any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity. Except as set forth in Section 2.1 of the Target Disclosure Schedule, Target and each of the Target Subsidiaries are corporations duly organized, validly existing and in good standing under the Laws of their respective jurisdiction of incorporation and has full corporate power and authority to conduct its business as presently conducted. Target has full corporate power and authority to enter into this Agreement and to carry out the transactions contemplated by this Agreement.

          (b) Except as set forth in Section 2.1 of the Target Disclosure Schedule, Target and each of the Target Subsidiaries is duly qualified and in good standing to do business as a foreign corporation in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary, except where the failure to be so qualified would not have a Material Adverse Effect on Target. Target and each of the Target Subsidiaries have furnished to Acquiror true and complete copies of their respective certificates or articles of incorporation and bylaws, each as amended to date and currently in effect, and said copies are true, correct and complete, and contain all amendments through the date hereof. Target and each of the Target Subsidiaries are not in violation of any of the provisions of its certificate or articles of incorporation or bylaws. Target is the sole owner of all outstanding shares of capital stock of each of the Target Subsidiaries and all such shares are duly authorized, validly issued, fully paid and nonassessable. There are no outstanding subscriptions, options, warrants, puts, calls, rights, exchangeable or convertible securities or other commitments or agreements of any character relating to the issued or unissued capital stock or other securities of the

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Target Subsidiaries, or otherwise obligating Target or any of the Target
Subsidiaries to issue, transfer, sell, purchase, redeem or otherwise acquire any such securities of any of the Target Subsidiaries.

          (c) All of the outstanding shares of capital stock of each of the Target Subsidiaries are owned by Target free and clear of any "Liens" (as defined below) other than (i) mechanic's, materialmen's and similar Liens, Liens for taxes not yet due and payable and (ii) those Liens shown on Section 2.1(c) of the Target Disclosure Schedule ((i) and (ii) collectively, the "Permitted Liens of Target"). "Liens" means any mortgage, lien (including mechanics, warehousemen, laborers and landlords liens), claim, pledge, charge, security interest, preemptive right, right of first refusal, option, judgment, title defect or encumbrance of any kind.

     2.2.  Capital Structure

     The authorized capital stock of Target consists of 100,000,000 shares of Target Common Stock, of which 22,667,444 shares are issued and outstanding as of June 30, 2001, and 2,000,000 shares of preferred stock, par value $0.01 per share ("Target Preferred Stock"), of which no shares are issued and outstanding. All of the issued and outstanding shares of Target Common Stock have been duly authorized and validly issued and are fully paid and nonassessable. Except as set forth in Section 2.2 of the Target Disclosure Schedule, (a) no subscription, warrant, option, agreement, convertible security or other right (contingent or otherwise) to purchase or acquire from Target any shares of capital stock of Target is authorized, reserved or outstanding (and Section 2.2 of the Target Disclosure Schedule sets forth the names of the holders of each outstanding Target Stock Option, the expiration date and exercise price therefor, the number of shares underlying such option and the related vesting schedule and circumstances under which such vesting, if any, may be accelerated), (b) Target has no obligation (contingent or otherwise) to issue any subscription, warrant, option, convertible security or other such right or to issue or distribute to holders of any shares of its capital stock any evidences of indebtedness or assets of Target, (c) Target has no obligation (contingent or otherwise) to purchase, redeem or otherwise acquire any shares of its capital stock or any interest therein or to pay any dividend or make any other distribution in respect thereof and (d) no other shares of capital stock of the Target are issued and outstanding. True and complete copies of all agreements and instruments relating to or issued under Target's 2001 Stock Option Plan, Target's 1999 Stock Option Plan and Target's 1996 Stock Option Plan (collectively, the "Target Stock Option Plans") have been made available to Acquiror, and such agreements and instruments have not been amended, modified or supplemented, and there are no agreements to amend, modify or supplement such agreements or instruments from the forms made available to Acquiror. Target has reserved 6,907,000 shares of Target Common Stock for issuance pursuant to the Target Stock Option Plans and as of the date hereof, the maximum number of shares reserved to be issued under the Target's 2001 Stock Option Plan are 500,000, the maximum number of shares reserved to be issued under the Target's 1999 Stock Option Plan are 3,000,000 and the maximum number of options to be issued under the Target's 1996 Stock Option Plan are 3,407,900. All of the issued and outstanding securities of Target, including those offered pursuant to the Target Stock Option Plans, have been offered, issued and sold by Target in compliance in all material respects with applicable federal and state securities Laws.

     2.3.  Authority; No Conflict

     The execution, delivery and performance by Target of this Agreement and the consummation by Target of the transactions contemplated hereby, have been

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duly authorized by all necessary corporate action on the part of Target, subject only to the approval of this Agreement and the Merger by the affirmative vote of the holders of a majority of the outstanding shares of Target Common Stock. This Agreement has been duly executed and delivered by Target and constitutes a valid and binding obligation of Target enforceable against Target in accordance with its terms.

     Except as set forth in Section 2.3 of the Target Disclosure Schedule, the execution, delivery and performance of this Agreement by Target does not, and the consummation of the transactions contemplated hereby will not, conflict with, or result in any violation of, or breach of or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit under, or require a waiver or consent under (x) the certificate of incorporation or bylaws (each as amended to date) of Target or any of the Target Subsidiaries, (y) any mortgage, indenture, material lease, material contract or other material agreement or material instrument binding upon the Target or any of the Target Subsidiaries, or (z) any permit, concession, franchise, material license, judgment, order, decree, Law, judgment, or injunction or other similar authorization held by Target or any of the Target Subsidiaries or applicable to Target, any of the Target Subsidiaries or any of their properties or assets.

     No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any Governmental Entity is required to be obtained by Target or any of the Target Subsidiaries in connection with the execution and delivery of this Agreement or the consummation of the other transactions contemplated by this Agreement, except for (i) the filing of the Certificate of Merger, (ii) compliance with any applicable requirements of the Securities Act and the rules and regulations promulgated thereunder, (iii) such other filings or registrations with, or authorizations, consents or approvals of, Governmental Entities, the failure of which to make or obtain would not reasonably be expected to have a Material Adverse Effect on Target, and (iv) the Required Telecommunications Consents (as defined in Section 2.34).

     The terms of the Target Stock Option Plans permit the assumption thereof by Acquiror or the substitution of options to purchase Acquiror Common Stock as provided in this Agreement, without the consent or approval of the holders of such options, the Target stockholders or otherwise and without any acceleration of the exercise schedule or vesting provisions in effect for such options; provided, that the Board of Target or a committee appointed by the Board of Target to administer the Target Stock Option Plans is entitled to accelerate the exercise schedule; and provided, further, that except as set forth in Sections 2.2 and 2.3 of the Target Disclosure Schedule, no exercise schedule will be accelerated as of or after the date of this Agreement and none has been accelerated prior to the date hereof as a result of the transactions contemplated hereby.

     2.4.  SEC Documents; Financial Statements

     As of their respective filing dates and, except to the extent that subsequent Exchange Act (as defined below) statements, reports and filings supplement earlier Exchange Act statements, reports and filings, as of the date hereof, each statement, report, filing, registration statement (with the prospectus in the form filed pursuant to Rule 424(b) of the Securities Act), definitive proxy statement and other document filed with the Securities and Exchange Commission (the "SEC") by Target since December 31, 2000 (collectively, the "Target SEC Documents") complied and do comply in all
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material respects with the applicable requirements of the Securities Exchange
Act of 1934, as amended (the "Exchange Act"), and the Securities Act, and none of the Target SEC Documents contained any untrue statement of a material fact or omitted a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading, except to the extent supplemented by a subsequently filed Target SEC Document.

     Target has filed with the SEC an Annual Report on Form 10-K for the fiscal year ended December 31, 2000 (the "Target 10-K") and a Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2001 (the "Target 10-Q"). The financial statements included in the Target 10-K and the Target 10-Q (collectively, the "Target Financial Statements") are complete and correct in all material respects as of their respective dates, and were prepared in accordance with generally accepted accounting principles ("GAAP") (except that the unaudited financial statements do not have complete notes thereto and are subject to normal year-end adjustments) applied on a consistent basis throughout the periods indicated and with each other (except as may be indicated in the notes thereto). The Target Financial Statements fairly present in all material respects the consolidated financial condition and operating results of Target as of the dates, and for the periods, indicated therein, subject in the case of the Target Financial Statements set forth in the Target 10-Q to normal year-end audit adjustments. Target maintains and will continue to maintain through the Closing Date a standard system of accounting established and administered in accordance with GAAP. The Target Financial Statements complied as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto as of their respective dates. The balance sheet of Target, dated as of December 31, 2000, included in the Target 10-K is herein referred to as the "Target Balance Sheet."

     2.5.  Absence of Certain Changes

     Since December_31, 2000 (the "Target Balance Sheet Date"), and except in connection with this Agreement and the transactions contemplated hereby, Target and the Target Subsidiaries have conducted their business in the ordinary course consistent with past practice and, except as set forth in
Section 2.5 of the Target Disclosure Schedule, there has not occurred: (a) any change, event, condition or development (whether or not covered by insurance) that has resulted in, or would reasonably be expected to result in, a Material Adverse Effect on Target, provided, however, that losses shown on Target's financial statements for the quarter ended March 31, 2001 shall not be deemed to be a condition or development that would result in a Material Adverse Effect on Target; (b) any acquisition, sale or transfer of any material asset of Target or any of the Target Subsidiaries other than in the ordinary course of business and consistent with past practice (including transfers or licenses of Target Intellectual Property (as defined in Section 2.11) on a non-exclusive basis to Target's or any of the Target Subsidiaries' customers, distributors or other licensees in the ordinary course of business and consistent with past practice); (c) any change in accounting methods or practices (including any change in depreciation or amortization policies or rates) by Target or any of the Target Subsidiaries or any revaluation by Target or any of the Target Subsidiaries of any of its assets; (d) any declaration, setting aside, or payment of a dividend or other distribution with respect to the capital stock of Target; (e) any reduction greater than $10,000 in the amounts of coverage provided by existing casualty and liability insurance policies with respect to the business or properties of Target or any of the Target Subsidiaries; (f) any repurchase, redemption or other acquisition by Target of any outstanding shares of capital stock or other
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securities of or other ownership interests in the Target; (g) any Material
Contract (as defined in Section 2.23) entered into by Target or any of the Target Subsidiaries; (h) any amendment or termination of, or default under, any contract or agreement to which Target or any of the Target Subsidiaries is a party or by which it is bound which would reasonably be expected to have a Material Adverse Effect on Target; (i) any amendment or change to the certificate or articles of incorporation or bylaws of Target or any of the Target Subsidiaries or any proposal by the Board of Directors or stockholders of Target or any of the Target Subsidiaries relating thereto; (j) any grant of any severance or termination pay to any director, officer, or employee of Target or any of the Target Subsidiaries in an amount in excess of $10,000 individually or $50,000 in the aggregate; (k) entering into of any employment, deferred compensation or other similar agreement (or any amendment to any such existing agreement) with any director, officer or employee of Target or any of the Target Subsidiaries in an amount in excess of $10,000 individually or $50,000 in the aggregate; (l) increase in or modification of the compensation or benefits payable by Target or any of the Target Subsidiaries under any of its existing severance or termination pay policies or employment agreements to any of its consultants, independent contractors, directors or employees; (m) entering into any contracts, agreement, extension of credit, business arrangement or other relationship of any kind with any of the following persons: (i) any officer or director of Target or any of the Target Subsidiaries; (ii) any stockholder owning five percent or more of the outstanding Common Stock of Target; or (iii) any "affiliate" or "associate" (as such terms are defined in SEC Rule 405 of the Securities Act (an "Affiliate(s)") of the foregoing persons or any business in which any of the foregoing persons is an officer, director, employee, or five percent or greater equity owner; or (l) any obligation, agreement or ongoing negotiation by Target or any of the Target Subsidiaries to do any of the things described in the preceding clauses (a) through (m) (other than negotiations with Acquiror and its representatives regarding the transactions contemplated by this Agreement).

     Target and each of the Target Subsidiaries have no Liabilities (as defined below) of any nature (matured or unmatured, fixed or contingent) other than (a) those set forth or adequately reserved for in the Target Balance Sheet, (b) those not required to be set forth or adequately reserved for in the Target Balance Sheet under GAAP, (c) those incurred in the ordinary course of business since December 31, 2000 which are consistent with past practice, and (d) those incurred in connection with the execution of this Agreement. "Liabilities" or "Liability" mean any direct or indirect indebtedness, liability, assessment, claim, loss, damage, deficiency, obligation or responsibility, fixed or unfixed, choate or inchoate, liquidated or unliquidated, secured or unsecured, accrued, absolute, actual or potential, contingent or otherwise (including any liability under any guaranties, letter of credit, performance credits or with respect to insurance loss accruals).

     2.6.  Disclosure Documents

     None of the written information supplied or to be supplied by Target for inclusion in and that is actually included in (i) the Joint Proxy Statement/Prospectus (as defined in Section 5.5), and (ii) the Registration Statement (as defined in Section 5.5), will, in the case of the Joint Proxy Statement/Prospectus, at the time of mailing of the Joint Proxy Statement/Prospectus and at the time of the meeting of the shareholders of Target to be held in connection with the Merger and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made,

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not misleading or will, in the case of the Registration Statement, at the time the Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading.

     2.7.  Accounts Receivable

     The accounts receivable reflected in the Target Financial Statements arose in the ordinary course of business and consistent with past practice, are not subject, except as set forth in Section 2.7 of the Target Disclosure Schedule, to disputes, defense offsets, returns, set off, counter claim, allowances or credits of any kind, and are collectible (subject to the reserve for bad debt set forth in the Target Financial Statements), and represent bona fide claims against debtors for sales or services performed or other charges, and all goods sold or services performed that gave rise to such accounts were delivered or performed in all material respects in accordance with applicable orders, contracts or customer requirements. Allowances for doubtful accounts and returns have been prepared in accordance with the past practices of Target. The accounts receivable of Target arising after the Target Balance Sheet Date and prior to the date hereof arose in the ordinary course of business and consistent with past practice. Target has no knowledge of any facts or circumstances generally (other than general economic conditions) which would result in any material increase in the uncollectibility of such receivables as a class in excess of the reserves therefor set forth on the Target Financial Statements. Except as set forth in Section 2.7 of the Target Disclosure Schedule with respect to the resolution of disputes, no agreement for deduction or discount has been made with respect to any accounts receivable.

     2.8.  Litigation

     Except as set forth in Section 2.8 of the Target Disclosure Schedule, there is no private or Governmental Entity (as defined in Section 2.19) action, suit, proceeding, claim, arbitration or investigation pending, or to the knowledge of Target, threatened before any agency, court or tribunal, foreign or domestic, against Target, any of the Target Subsidiaries or any of their respective properties or assets or any of their officers or directors (in their capacities as such). There is no judgment, decree, writ, injunction, or order against Target, any of the Target Subsidiaries or any of its directors or officers (in their capacities as such), that would prevent, enjoin, or materially alter or delay any of the transactions contemplated by this Agreement. Further, there are no actions, suits, proceedings, claims, arbitrations or investigations initiated by Target or any of the Target Subsidiaries, or that Target or any of the Target Subsidiaries currently intends to initiate that would prevent, enjoin or materially alter or delay any of the transactions contemplated by this Agreement. Neither Target nor any of the Target Subsidiaries is aware of any fact or condition now existing that could reasonably be expected to give rise to any material action, suit, proceeding, claim, arbitration or investigation against Target or any of the Target Subsidiaries or any of its properties or any of its officers or directors (in their capacities as such).

     2.9.  Restrictions on Business Activities

     There is no agreement, judgment, injunction, order or decree binding upon Target or any of the Target Subsidiaries which would reasonably be expected to have the effect of prohibiting or changing in a materially adverse way any current business practice of Target or any of the Target Subsidiaries, any

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acquisition of property by Target or any of the Target Subsidiaries or the conduct of business by Target as currently conducted by Target or any of the Target Subsidiaries.

     2.10.  Title to Property; Absence of Liens

     Target and each of the Target Subsidiaries has good and valid title to all material items of its properties, interests in properties and assets, real and personal, reflected in the Target Balance Sheet or acquired after the Target Balance Sheet Date (except properties, interests in properties and assets sold or otherwise disposed of since the Target Balance Sheet Date in the ordinary course of business and consistent with past practice), or with respect to leased properties and assets, valid leasehold interests in such properties or assets, free and clear of all Liens of any kind or character, except for (a) Permitted Liens of Target, (b) such imperfections of title and Liens as do not and will not materially detract from or interfere with the use of the properties subject thereto or affected thereby, or otherwise materially impair business operations involving such properties, and (c) those Liens shown on Section 2.10 of the Target Disclosure Schedule. The real properties, structures, buildings, and the material items of tangible personal property owned, operated, or leased by Target or any of the Target Subsidiaries are (x) maintained properly and in good working condition, except for depletion, depreciation, and ordinary wear and tear, (y) suitable for the uses for which they are currently used, and (z) free from any known structural defects.
There are no Laws, conditions of record, or other impediments which materially interfere with the intended uses by Target or any of the Target Subsidiaries of the real property or material items of tangible personal property owned or leased by them. Neither Target nor any of the Target Subsidiaries has received any notice of any violation of any applicable Law, building code, zoning ordinance, or other similar Law. All properties used in the operations of Target and each of the Target Subsidiaries are reflected in the Target Balance Sheet to the extent GAAP requires the same to be reflected. Section
2.10 of the Target Disclosure Schedule identifies each parcel of real property owned or leased by Target and all of the Target Subsidiaries and sets forth with respect to each lease: (i) the term thereof; (ii) the renewal options, if any, applicable thereto; (iii) the number of square feet of leased space; and
(iv) the rents and other financial terms applicable thereto.

     2.11.  Intellectual Property

           (a) To the knowledge of Target, each of the Target and the Target Subsidiaries owns or is licensed for, and in any event possesses sufficient and legally enforceable rights with respect to, all Intellectual Property (as hereinafter defined) that is used, exercised or exploited ("Used") in, or that is necessary for, its business as currently conducted ("Target Intellectual Property," which term will also include all other Intellectual Property now owned by or licensed to Target or any of the Target Subsidiaries). To the knowledge of Target, the Target Intellectual Property, excluding any Intellectual Property of a third party, does not conflict with, infringe or misappropriate any rights or property of others ("Infringement"). Such ownership, licenses and rights are exclusive except (i) with respect to Inventions (as hereinafter defined) in the public domain that the loss of which would not have a Material Adverse Effect on the business as currently, or proposed by Target or the applicable Target Subsidiary in the short term to be, conducted by Target or any of the Target Subsidiaries, or (ii) with respect to standard, generally commercially available, "off-the-shelf" third party products that form a part of any current product, or service offering of Target or any of the Target Subsidiaries. Except as set forth in Section 2.11(a) of the Target Disclosure Schedule, neither Target nor any of the
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Target Subsidiaries is party to any agreement or arrangement, or has granted any Lien, or any other right of any character entitling any entity other than the Acquiror to any interests in the Target Intellectual Property.

          (b) To the knowledge of Target, no Target Intellectual Property was conceived or developed directly or indirectly with or pursuant to funding with or from a Governmental Entity or in connection with a Governmental Entity contract. In this Agreement, "Intellectual Property" means: (A) inventions (whether or not patentable); trade names, trademarks, service marks, logos and other designations (collectively, "Marks"); works of authorship; mask works; data; technology, know-how, trade secrets, ideas and information; designs; formulas; algorithms; processes; schematics; computer software (in source code and/or object code form); and all other intellectual and industrial property of any sort (collectively, "Inventions") and (B) patent rights; Mark rights; copyrights; mask work rights; sui generis database rights; trade secret rights; rights to domain names; moral rights; and all other intellectual and industrial property rights of any sort throughout the world, and all applications, registrations, issuances and the like with respect thereto of Target and each of the Target Subsidiaries (collectively, "IP Rights"). To the knowledge of Target, all copyrightable matter within Target Intellectual Property, excluding any Intellectual Property of a third party, has been created by persons who were employees or contractors, covered by work-made-for-hire agreements, of Target or the Target Subsidiaries at the time of creation and no third party has or will have "moral rights" or rights to terminate any assignment or license with respect thereto. To the knowledge of Target, neither Target nor any of the Target Subsidiaries has received any written or verbal communication alleging that Target or any of the Target Subsidiaries have been or may be (whether in its current or proposed business or otherwise) engaged in, liable for or contributing to any Infringement (collectively, an "Infringement Communication"), nor are Target or any of the Target Subsidiaries aware of any fact or condition now existing that could reasonably be expected to give rise to any material Infringement Communication in the future.

          (c) To the extent included in Target Intellectual Property (but excluding Intellectual Property licensed to Target or the Target Subsidiaries,
Section 2.11 of the Target Disclosure Schedule lists (by name, number, jurisdiction, owner and, where applicable, the name and address of each inventor and a brief description of) all patents and patent applications; all registered and unregistered Marks; and all registered and, if material, unregistered copyrights and mask works; and all other issuances, registrations, applications and the like with respect to those or any other IP Rights. To the knowledge of Target and except as set forth in Section 2.11 of the Target Disclosure Schedule, no cancellation, termination, expiration or abandonment of any of the foregoing (except natural expiration or termination at the end of the full possible term, including extensions and renewals, and failures to obtain allowable subject matter for patent applications from applicable registration authorities) is anticipated by Target or any of the Target Subsidiaries. Further, to the knowledge of Target, the validity of the IP Rights has not been otherwise challenged by any third party. To the knowledge of Target, the IP rights have also not been and are not the subject of any pending or threatened litigation or claim of infringement or invalidation.

          (d) To the knowledge of Target, there is no unauthorized Use, disclosure, infringement or misappropriation of any Target Intellectual Property (excluding any such activity with respect to third party Intellectual Property by any third party, including, without limitation, any employee or former employee of Target or any of the Target Subsidiaries.
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          (e)  Each of Target and the Target Subsidiaries has taken necessary and appropriate steps to protect and preserve the confidentiality of all Target Intellectual Property owned by Target that is not otherwise disclosed in published patents or patent applications or registered copyrights (collectively, the "Target Confidential Information"). All use by and disclosure to employees or third parties of Target Confidential Information has been on a need-to-know basis and pursuant to the terms of valid and binding written confidentiality and nonuse/restricted-use agreements. Neither Target nor any of the Target Subsidiaries has disclosed or delivered to any third party, or permitted the disclosure or delivery to any escrow holder or other person any part of any Target Intellectual Property and/or any computer program source code or object code owned by Target.

          (f) To the knowledge of Target, each of Target and the Target Subsidiaries has not in the past and each is not currently using, exercising or exploiting (i) any Inventions of any of its past or present employees or contractors (or people currently intended to be hired) made prior to or outside the scope of their employment by Target or the Target Subsidiaries or
(ii) any confidential information or trade secrets of any former employer of any such person.

     2.12.  Environmental Matters

            (a)  The following terms shall be defined as follows:

                 (i) "Environmental and Safety Laws" shall mean any federal, state, local or foreign Laws, ordinances, codes, regulations, rules and orders relating to the protection of the environment, or that classify, regulate, call for the remediation of, require reporting with respect to, or list or define air, water, groundwater, solid waste, hazardous or toxic substances, materials, wastes, pollutants or contaminants, or which relate to the health and safety of employees, workers or other persons, including the public, as in effect on the date hereof.

                (ii) "Hazardous Materials" shall mean any toxic or hazardous substance, material or waste or any pollutant or contaminant, or infectious or radioactive substance or material, including without limitation, such substances, materials, wastes, pollutants defined in or regulated under any Environmental and Safety Laws.

               (iii) "Property" shall mean all real property leased or owned by Target either currently or in the past.

                (iv) "Facilities" shall mean all buildings and improvements on the Property leased or owned by Target, either currently or in the past.

          (b) Except as set forth in Section 2.12 of the Target Disclosure Schedule, and in each case to the knowledge of Target, Target and each of the Target Subsidiaries represents and warrants as follows: (i) neither Target nor any of the Target Subsidiaries has received any written notice of any noncompliance of the Facilities or of its past or present operations with Environmental and Safety Laws; (ii) no notices, administrative actions or suits are pending or threatened against Target or any of the Target Subsidiaries relating to a violation of any Environmental and Safety Laws;
(iii) neither Target nor any of the Target Subsidiaries has received written notice that it is a potentially responsible party under the federal Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA"), or analogous state statute or any similar foreign law or regulation requiring assessment or clean up, arising out of events occurring

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prior to the Closing Date; (iv) there have not been, during the term of occupancy of the Target or any of the Target Subsidiaries, as the case may be, any Hazardous Materials on, under or migrating to or from the Facilities or Property, for which Target or any of the Target Subsidiaries could reasonably be expected to have a Liability; (v) there have not been during the term of occupancy of Target or the Target Subsidiaries, as the case may be, any underground tanks at, on or under the Property including without limitation, treatment or storage tanks, sumps, or water, gas or oil wells;
(vi) there are no polychlorinated biphenyls ("PCBs") deposited, stored, disposed of or located on the Property or Facilities or any equipment on the Property containing PCBs at levels in excess of 50 parts per million; (vii) there is no formaldehyde on the Property or in the Facilities, nor any insulating material containing urea formaldehyde in the Facilities; (viii) the Facilities and the activities of Target and each of the Target Subsidiaries therein have at all times been in material compliance with all Environmental and Safety Laws; (ix) each of Target and the Target Subsidiaries has all the permits and licenses required to be issued under the applicable Environmental and Safety Laws for its respective operations and each is in full compliance with the terms and conditions of those permits; and (x) all written environmental assessments known to Target or any of the Target Subsidiaries of its current or past Properties or Facilities are listed in Schedule 2.12 of the Target Disclosure Schedule and have been provided to Acquiror.

     2.13.  Taxes

     Target, each of the Target Subsidiaries and any consolidated, combined, unitary or aggregate group (and all members thereof) for Tax purposes of which Target or any of the Target Subsidiaries is or has been a member, have properly completed and timely filed with all appropriate Governmental Entities, all material Tax Returns, estimates and reports required to be filed by any of them, except as set forth in Section 2.13 of the Target Disclosure Schedule, and have paid all Taxes shown thereon to be due or which otherwise are or have become due and payable prior to the date hereof. The accruals and reserves reflected in the Target Financial Statements specified as being with respect to Taxes have been determined in accordance with GAAP and are sufficient in amount to cover all Taxes that are or may become payable or that have accrued as a result of the operations of each of Target and the Target Subsidiaries for all periods prior to the date of such Target Financial Statements and that have not been paid as of the date hereof. Neither Target nor any of the Target Subsidiaries has any Liability for unpaid Taxes accruing after the Target Balance Sheet Date except for Taxes incurred in the ordinary course of business subsequent to the Target Balance Sheet Date. Except as set forth in Section 2.13 of the Target Disclosure Schedule, there is: (a) no claim for Taxes that is a Lien against the property of Target or any of the Target Subsidiaries being asserted against Target or any of the Target Subsidiaries other than Liens for Taxes not yet due and payable; (b) no audit of any Tax Return of Target or any of the Target Subsidiaries being conducted or, to the knowledge of Target, threatened or contemplated by a Tax Authority; and (c) no extension of any statute of limitations on the assessment of any Taxes granted by Target or any of the Target Subsidiaries and currently in effect. Neither Target nor any of the Target Subsidiaries has been or will be required to include any material adjustment in Taxable income for any Tax period (or portion thereof) pursuant to Section 481 or 263A of the Code or any comparable provision under state or foreign Tax Laws as a result of transactions, events or accounting methods employed prior to the Merger. Target and the Target Subsidiaries have not filed, nor will they file, any consent to have the provisions of paragraph 341(f)(2) of the Code (or comparable provisions of any state Tax Laws) apply to Target or any of the Target Subsidiaries. Neither Target nor any of the Target Subsidiaries is a

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party to any Tax sharing or Tax allocation agreement, nor does Target or any of the Target Subsidiaries have any Liability or potential Liability to another party under any such agreement. Neither Target nor any of the Target Subsidiaries has filed any disclosures under Section 6662 or comparable provisions of state, local or foreign Law to prevent the imposition of penalties with respect to any Tax reporting position taken on any Tax Return. Neither Target nor any of the Target Subsidiaries has ever been a member of a consolidated, combined, unitary or aggregate group of which Target or any of the Target Subsidiaries was not the ultimate parent corporation. None of the Target Subsidiaries has an obligation for Taxes pursuant to Treas. Reg.
Section 1.1502-6 (or any state or local equivalent law) for any period prior to the date hereof, for any consolidated group other than one in which Target is the common parent. Neither Target nor any of the Target Subsidiaries has in its possession receipts for any Taxes paid to foreign Tax Authorities. Neither Target nor any of the Target Subsidiaries is or has ever been a "United States real property holding corporation" within the meaning of
Section 897 of the Code. For purposes of this Agreement, the following terms have the following meanings: "Tax" (and, with correlative meaning, "Taxes" and "Taxable") means (x) any net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, custom duty or other like assessment or charge, together with any interest or any penalty, addition to tax or additional amount imposed by any Governmental Entity (a "Tax Authority") responsible for the imposition of any such tax (domestic or foreign), (y) any liability for the payment of any amounts of the type described in (x) as a result of being a member of an affiliated, consolidated, combined, unitary or aggregate group for any Taxable period, and
(z) any liability for the payment of any amounts of the type described in (x) or (y) as a result of being a transferee of or successor to any person or as a result of any express or implied obligation to indemnify any other person. As used herein, "Tax Return" shall mean any return, statement, report or form (including, without limitation, estimated tax returns and reports, withholding tax returns and reports and information returns and reports) required to be filed with respect to Taxes.

     2.14.  Employee Benefit Plans

            (a) Section 2.14 of the Target Disclosure Schedule lists, with respect to Target and each of the Target Subsidiaries, and also with respect to any trade or business (whether or not incorporated) which is treated as a single employer with Target or with any of the Target Subsidiaries (an "ERISA Affiliate") within the meaning of Section 414(b), (c), (m) or (o) of the Code,
(i) all material employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), (ii) each loan to any non-officer employee, officer or director, (iii) any stock option, stock purchase, phantom stock, stock appreciation right, supplemental retirement, severance, sabbatical, medical, dental, vision care, disability, employee relocation, cafeteria benefit (Code Section 125) or dependent care benefit (Code Section 129), life insurance or accident insurance plans, programs or arrangements, (iv) all bonus, pension, profit sharing, savings, deferred compensation or incentive plans, programs or arrangements, (v) other fringe or employee benefit plans, programs or arrangements that apply to senior management of Target or any of the Target Subsidiaries and that do not generally apply to all employees, and (vi) any current or former employment or executive compensation or severance agreements, written or otherwise, as to which unsatisfied obligations of Target or any of the Target Subsidiaries of greater than $10,000 remain for the benefit of, or relating to, any present or former employee, consultant or director of Target or any of the Target
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Subsidiaries (together, the "Target Employee Plans").

          (b) Target has furnished to Acquiror a copy of each of the Target Employee Plans and related plan documents and amendments thereto (including trust documents, insurance policies or contracts, employee booklets, summary plan descriptions and other authorizing documents, and any material employee communications required by Law relating thereto) and has, with respect to each Target Employee Plan which is subject to ERISA reporting requirements, provided copies of the Form 5500 reports filed for the last three plan years. Any Target Employee Plan intended to be qualified under Section 401(a) of the Code has either obtained from the Internal Revenue Service a favorable determination letter as to its qualified status under the Code, including all amendments to the Code effected by the Tax Reform Act of 1986 and subsequent legislation, or has applied (or has time remaining in which to apply) to the Internal Revenue Service for such a determination letter prior to the expiration of the requisite period under applicable Treasury Regulations or Internal Revenue Service pronouncements in which to apply for such determination letter and to make any amendments necessary to obtain a favorable determination or has been established under a standardized prototype plan for which an Internal Revenue Service opinion letter has been obtained by the plan sponsor and is valid as to the adopting employer. Target has also furnished Acquiror with the most recent Internal Revenue Service determination or opinion letter issued with respect to each such Target Employee Plan, and nothing has occurred since the issuance of each such letter which could reasonably be expected to cause the loss of the tax-qualified status of any Target Employee Plan subject to Code Section 401(a). Target has also furnished Acquiror with all registration statements and prospectuses prepared in connection with each Target Employee Plan.

          (c)(i) None of the Target Employee Plans promises or provides retiree medical or other retiree welfare benefits to any person other than as required under the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA"); (ii) there has been no "prohibited transaction," as such term is defined in Section 406 of ERISA and Section 4975 of the Code, with respect to any Target Employee Plan, which would reasonably be expected to have, in the aggregate, a Material Adverse Effect on Target; (iii) each Target Employee Plan has been administered in all material respects in accordance with its terms and in compliance with the requirements prescribed by any and all statutes, rules and regulations (including ERISA and the Code), and each ERISA Affiliate has performed in all material respects all obligations required to be performed by it under, is not in any material respect in default under or violation of, and has no knowledge of any material default or violation by any other party to, any of the Target Employee Plans; (iv) neither Target, nor any of the Target Subsidiaries, nor any ERISA Affiliate is subject to any material Liability or penalty under Sections 4976 through 4980 of the Code or Title I of ERISA with respect to any of the Target Employee Plans; (v) all material contributions required to be made by Target, the Target Subsidiaries and any ERISA Affiliate to any Target Employee Plan have been made on or before their due dates and a reasonable amount has been accrued for contributions to each Target Employee Plan for the current plan years; (vi) with respect to each Target Employee Plan, no "reportable event" within the meaning of Section 4043 of ERISA (excluding any such event for which the 30-day notice requirement has been waived under the regulations to Section 4043 of ERISA) nor any event described in Section 4062, 4063 or 4041 of ERISA has occurred; (vii) no Target Employee Plan is covered by, and none of Target, the Target Subsidiaries and any ERISA Affiliate has incurred or expects to incur any material Liability under Title IV of ERISA or Section 412 of the Code; and (viii) each Target Employee Plan can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, without any material Liability to

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Target or  Acquiror (other than ordinary administrative expenses typically incurred in a termination event). For purposes of subparts (iv), (v), (vii) and (viii) of this Section 2.14(c), "material" shall be deemed to include any amount in excess of $10,000 in the aggregate. With respect to each Target Employee Plan subject to ERISA as either an employee pension plan within the meaning of Section 3(2) of ERISA or an employee welfare benefit plan within the meaning of Section 3(1) of ERISA, each of Target and the Target Subsidiaries has prepared in good faith and timely filed all requisite Governmental Entity reports (which were true and correct as of the date filed) and has properly and timely filed and distributed or posted all notices and reports to employees required to be filed, distributed or posted with respect to each such Target Employee Plan. No suit, administrative proceeding, action or other litigation has been brought, or to the knowledge of Target or any of the Target Subsidiaries, is threatened against or with respect to any such Target Employee Plan, including any audit or inquiry by the Internal Revenue Service or United States Department of Labor. Except as set forth in Section
2.14 of the Target Disclosure Schedule, no payment or benefit which will or may be made by Target or any of the Target Subsidiaries to any person will be characterized as an "excess parachute payment" within the meaning of Section 280G(b)(1) of the Code.

          (d) With respect to each Target Employee Plan, Target and the Target Subsidiaries have complied in all material respects with (i) the applicable health care continuation and notice provisions of COBRA and the regulations (including proposed regulations) thereunder, (ii) the applicable requirements of the Family Medical and Leave Act of 1993 and the regulations (including proposed regulations) thereunder, and (iii) the applicable requirements of the Health Insurance Portability and Accountability Act of 1996 and the regulations (including proposed regulations) thereunder.

          (e) There has been no amendment to, written interpretation or announcement (whether or not written) by Target, the Target Subsidiaries or any ERISA Affiliate relating to, or change in participation or coverage under, any Target Employee Plan which would materially increase the expense of maintaining such plan above the level of expense incurred with respect to that plan for the most recent fiscal year included in Target's Financial Statements.

          (f) Neither Target nor any of the Target Subsidiaries currently maintains, sponsors, participates in or contributes to, nor have they ever maintained, established, sponsored, participated in, or contributed to, any pension plan (within the meaning of Section 3(2) of ERISA) which is subject to
Part 3 of Subtitle B of Title I of ERISA, Title IV of ERISA or Section 412 of the Code.

          (g) None of Target, the Target Subsidiaries or any ERISA Affiliate is a party to, or has made any contribution to or otherwise incurred any obligation under, any "multiemployer plan" as defined in Section 3(37) of ERISA.

          (h) Except as set forth in Section 2.14 of the Target Disclosure Schedule, there is no agreement, contract or arrangement to which Target or any of the Target Subsidiaries is a party that may result in the payment of any amount that would not be deductible by reason of Section 280G or Section 404 of the Code.


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     2.15.  Employees and Consultants

     Target has made available to Acquiror a true and complete list of all persons employed as of June 30, 2001 by Target and each of the Target Subsidiaries, all persons who perform work for Target and each of the Target Subsidiaries pursuant to any agreement(s) between Target or any of the Target Subsidiaries and any employment agency, and all independent contractors, agents or distributors of Target and Target Subsidiaries as of June 30, 2001 and the position and total compensation, including base salary or wages, bonus, commissions, and all other available forms of compensation, payable to each such individual. Section 2.15 of the Target Disclosure Schedule lists all current written or oral employment agreements, independent contractor agreements, consulting agreements or termination or severance agreements to which Target and each of the Target Subsidiaries is a party. A true and correct copy of any employment, independent contractor or consulting agreement which varies in any material terms from the standard form agreement of Target or any of the Target Subsidiaries has been provided to Acquiror. This Agreement and the transactions contemplated hereby do not and will not violate any such employment, independent contractor or consulting agreements. Target and each of the Target Subsidiaries is in compliance in all material respects with all currently applicable Laws and regulations respecting employment, discrimination in employment, terms and conditions of employment, wages, hours and occupational safety and health and employment practices, and is not engaged in any unfair labor practice. All individuals performing services for Target or any of the Target Subsidiaries as independent contractors (defined as any individual who provides services for Target or any of the Target Subsidiaries who is not treated as a common-law employee for purposes of statutory withholdings and/or employment benefits) at any time are properly classified as independent contractors pursuant to all applicable regulations, including but not limited to I.R.S. Revenue Ruling 87-41, 1987-1 C.B. 296. Except as would not have a Material Adverse Effect on the business of Target, Target and each of the Target Subsidiaries has withheld and remitted to the appropriate Governmental Entity (as defined in Section 2.19) all amounts required by Law or by agreement to be withheld from the wages, salaries, and other payments to employees; and is not liable for any arrears of wages or any taxes or any penalty for failure to comply with any of the foregoing. Neither Target nor any of the Target Subsidiaries is liable for any payment to any trust or other fund or to any Governmental Entity, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the normal course of business and consistent with past practice). There are no pending claims against Target or any of the Target Subsidiaries under any workers' compensation plan or policy or for long term disability. There are no claims or controversies pending or, to the knowledge of Target, threatened, between Target or any of the Target Subsidiaries and any of their employees, which claims or controversies have or could reasonably be expected to result in a Material Adverse Effect on Target. Neither Target nor any of the Target Subsidiaries is a party to any collective bargaining agreement or other labor union contract nor does Target or any of the Target Subsidiaries know of any activities or proceedings of any labor union to organize any such employees. To the knowledge of Target, no employees or independent contractors of Target or any of the Target Subsidiaries are in violation of any term of any employment contract, patent disclosure agreement, enforceable noncompetition agreement, or any enforceable restrictive covenant to a former employer or customer relating to the right of any such employee or independent contractor to be employed by Target or any of the Target Subsidiaries because of the nature of the business conducted or presently proposed to be conducted by Target or any of the Target Subsidiaries or to the use of trade secrets or proprietary information of others. Except as set forth in Section 2.15 of the

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Target Disclosure Schedule, as of the date hereof, no employees or independent contractors of Target or any of the Target Subsidiaries have given notice to Target or to any of the Target Subsidiaries, nor is Target or any of the Target Subsidiaries otherwise aware, that any such employee intends to terminate his or her employment with Target or any of the Target Subsidiaries.

     2.16.  Certain Agreements Affected by the Merger

     Except as set forth in Section 2.16 of the Target Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (a) result in any payment (including, without limitation, severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any director, employee or consultant of Target or any of the Target Subsidiaries, (b) increase any benefits otherwise payable by Target, or any of the Target Subsidiaries or (c) result in the acceleration of the time of payment or vesting of any such benefits.

     2.17.  Related-Party Transactions

     Except as set forth in Section 2.17 of the Target Disclosure Schedule, neither the Target nor any of the Target Subsidiaries has any contract, agreement, extension of credit, business arrangement, or other business relationship of any kind with any of the following persons: (a) any officer or director of Target or any of the Target Subsidiaries; (b) any stockholder owning five percent (5%) or more of the outstanding Common Stock of Target or any of the Target Subsidiaries; or (c) any Affiliate of the foregoing persons or any business in which any of the foregoing persons is an officer, director, employee, or five percent (5%) or greater equity owner.

     2.18.  Insurance

     Section 2.18 of the Target Disclosure Schedule lists all policies of insurance and bonds, and the respective amounts of such policies and bonds, carried by Target or any of the Target Subsidiaries. There is no claim pending under any of such policies or bonds or as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums due and payable under all such policies and bonds have been paid and Target and the Target Subsidiaries are otherwise in compliance with the terms of such policies and bonds. Neither Target nor any of the Target Subsidiaries has any knowledge of any threatened termination of, nor has it received notice of, any material premium increase with respect to, any of such policies.

     2.19.  Compliance with Laws; Governmental Authorizations

     Target and each of the Target Subsidiaries, during the applicable statute of limitations period, have complied with, and each is in compliance in all material respects with, all laws, statutes, ordinances, rules, regulations (collectively, "Law(s)"), judgments, orders, decrees, directives, consent agreements, memoranda of understanding, permits, concessions, grants, franchises, licenses, and other Governmental Entity authorizations or approvals applicable to it, or any of its properties. Except for Telecommunications Licenses, which are specifically covered in Section 2.34, all licenses, authorizations, consents and approvals (collectively, "Governmental Authorizations") of any court, administrative agency or commission or other federal, state, county, municipal, domestic or foreign governmental or regulatory authority or instrumentality ("Governmental Entity" or "Governmental Entities") and all other permits, concessions, grants and

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franchises necessary for the conduct of the business of Target and the Target
Subsidiaries as now conducted have been duly obtained and are in full force and effect, and there are no proceedings pending or, to the knowledge of Target, threatened which may result in the revocation, cancellation, suspension, or materially adverse modification of any thereof, except to the extent the foregoing would not have a Material Adverse Effect on Target.

     2.20.  Brokers' and Finders' Fees

     Except as expressly provided in the letter agreement, dated April 17, 2001, between Target and Ferris, Baker Watts, Inc., a true and complete copy of which has been furnished to the Acquiror, no agent, broker, investment banker, person or firm acting directly or indirectly on behalf of Target or any of the Target Subsidiaries under the authority of Target or any of the Target Subsidiaries is or will be entitled to any broker's or finder's fee or any other commission or similar fee directly or indirectly from any of the parties hereto in connection with any of the transactions contemplated hereby.

     2.21.  Board Approval; Stockholder Approval

     The Board of Directors of Target has (a) approved this Agreement and the Merger, (b) determined that in its opinion the Merger is advisable and in the best interests of the stockholders of Target and (c) recommended that the stockholders of Target approve this Agreement and the Merger. The affirmative vote of the holders of a majority of the outstanding shares of Target Common Stock outstanding on the record date set for the determination of stockholders entitled to vote on or consent to the Merger is the only vote or consent of the holders of Target capital stock necessary to approve this Agreement and the Merger.

     2.22.  Customers and Suppliers

     Except as set forth in Section 2.22 of the Target Disclosure Schedule, there is no customer or group of customers that accounted for more than 5% of Target's gross revenues during the 12-month period ending June 30, 2001, which, as of the date hereof, has canceled or otherwise terminated, or made any threat to Target or any of the Target Subsidiaries to cancel or otherwise terminate its relationship with Target or with any of the Target Subsidiaries for any reason, including without limitation the consummation of the transactions contemplated hereby, or has at any time on or after the Target Balance Sheet Date decreased its usage of the services or products of Target or any of the Target Subsidiaries to a degree that it would have a Material Adverse Effect on Target, and all amounts owing from such customers, if not in dispute, are being or have been paid in accordance with their respective terms. Except as set forth in Section 2.22 of the Target Disclosure Schedule, there is no supplier or group of suppliers of Target or any of the Target Subsidiaries that accounted for more than 5% of Target's cost of sales during the 12-month period ending June 30, 2001, which, as of the date hereof, has canceled or otherwise terminated, or made any threat to Target or any of the Target Subsidiaries to cancel or otherwise terminate its relationship with Target or with any of the Target Subsidiaries for any reason, including without limitation the consummation of the transactions contemplated hereby, or has at any time on or after the Target Balance Sheet Date and prior to the date hereof decreased their services or supplies to Target or any of the Target Subsidiaries to a degree that it would have a Material Adverse Effect on Target. Target and each of the Target Subsidiaries have not knowingly breached, so as to provide a benefit to Target that was not intended by the parties, any agreement with, or engaged in any fraudulent conduct with respect to, any customer or supplier of Target or any of the Target Subsidiaries.

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Section 2.22 of the Target Disclosure Schedule lists all customer and supplier disputes in excess of $5,000 which are pending as of the date hereof.

     2.23.  Material Contracts

     Section 2.23 of the Target Disclosure Schedule sets forth a list of all material agreements or commitments ("Material Contracts") of any nature to which Target or any of the Target Subsidiaries is a party or by which it is bound, including without limitation:

          (a) each agreement which requires future expenditures by Target, or any of the Target Subsidiaries, in excess of $10,000 or which might result in payments to Target or to any of the Target Subsidiaries in excess of $10,000;

          (b)  all employment and consulting agreements;

          (c) employee benefit, Target Employee Plans, severance, bonus, pension, profit sharing, stock option, stock purchase and similar plans and arrangements;

          (d) any agreement between Target or any of the Target Subsidiaries and a third party relating to sharing, licensing, or developing any product, technology or Target Intellectual Property;

          (e) any agreement for the borrowing of money or line of credit, trust indenture, mortgage, promissory note, loan agreement or any currency exchange, commodities or other hedging arrangement or any leasing transaction of the type required to be capitalized in accordance with GAAP;

          (f)  agreements with respect to Liens and Permitted Liens of Target;

          (g) any agreement which provides for the restraint or restriction of the right to compete with any person in the conduct of its business by Target or any of the Target Subsidiaries;

          (h) any confidentiality, secrecy or non-disclosure agreement with any party other than those that are on Target's standard form previously provided to Acquiror or those that by their terms prohibit disclosure of such agreement to Acquiror;

          (i) any distributor, reseller, agency or manufacturer's representative contract other than those that are terminable at will by Target without Target incurring, directly or indirectly, any premium, penalty, fees, taxes or other obligation relating to such termination;

         (j) any material contract to support or maintain the products or services of Target or any of the Target Subsidiaries, that expires or may be renewed at the option of any person other than Target or any of the Target Subsidiaries;

          (k) any agreement of guarantee, support, assumption or endorsement of, or any similar commitment with respect to, the Liabilities (as defined in Section 2.5) of any other person or entity;

          (l) any agreement pursuant to which Target or any of the Target Subsidiaries has deposited or is required to deposit with an escrow holder or any other person or entity, all or part of the source code (or any algorithm or documentation contained in or relating to any source code) of any Target Intellectual Property;
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          (m)  any agreement to indemnify, hold harmless or defend any other person with respect to any assertion of personal injury, damage to property or Intellectual Property infringement, misappropriation or violation (or any agreement warranting the absence of personal injury, damage to property or Intellectual Property infringement, misappropriation or violation) other than indemnification provisions contained in a customary purchase orders/purchase agreements/product licenses arising in the ordinary course of business and consistent with past practice;

          (n)  any joint venture  agreement or shareholders' agreement;

          (o)  any agreement with any labor union;

          (p)  any lease of real property ;

          (q) any lease of personal property with an annual lease or other payment in excess of $5,000; and

          (r) any agreement with any person with whom Target does not deal at arm's length.

     2.24.  No Breach of Material Contracts

     Except to the extent they have previously expired in accordance with their terms, Target and each of the Target Subsidiaries have performed in all material respects all of the obligations required to be performed by each of them, and neither Target nor any of the Target Subsidiaries is in default under any Material Contract. Each of the Material Contracts is (as to Target and each of the Target Subsidiaries) in full force and effect, unamended, and there exists no default or event of default or event, occurrence, condition or act, with respect to Target or any of the Target Subsidiaries or, to the knowledge of Target, with respect to the other contracting party, or otherwise that, with or without the giving of notice, the lapse of time or the happening of any other event or condition, would reasonably be expected to (a)_become a default or event of default under any Material Contract, (b) result in the loss or expiration of any material right or option by Target or by any of the Target Subsidiaries (or the gain thereof by any third party) under any Material Contract or (c) result in the release, disclosure or delivery to any third party of any source materials. True, correct and complete copies of all Material Contracts have been delivered to the Acquiror.

     2.25.  Minute Books

     The minute books of Target and each of the Target Subsidiaries have been made available to Acquiror and contain true and complete copies of all resolutions adopted and all other material actions taken at all meetings of directors and stockholders and all actions by written consent since the time of incorporation of Target and each of the Target Subsidiaries through the date of this Agreement, except resolutions or discussions relating to this Agreement and the transactions contemplated hereby.

     2.26.  Complete Copies of Materials

     Copies of each document which has been delivered by Target to Acquiror or its counsel or other representatives in connection with their legal and accounting due diligence review of Target and the Target Subsidiaries are true and complete.


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     2.27.  Year 2000 Compatibility

     Target and each of the Target Subsidiaries are Year 2000 compliant. None of the products and services sold, licensed, rendered, or otherwise provided by Target and the Target Subsidiaries in the conduct of their business has malfunctioned, ceased to function, generated materially incorrect data or produced materially incorrect results or caused any of the above with respect to the property or business of third parties using such products or services when processing, providing or receiving (a) date-related data from, into and between the Twentieth (20th) and Twenty-First (21st) centuries or (b) date-related data in connection with any valid date in the Twentieth (20th) and Twenty-First (21st) centuries, including leap year calculations. Target and the Target Subsidiaries have not made any other representations or warranties specifically relating to the ability of any product or service sold, licensed, rendered or otherwise provided by Target or the Target Subsidiaries in the conduct of their business to operate without malfunction, to operate without ceasing to function, to generate correct data or to produce correct results when processing, providing or receiving (x) date-related data from, into and between the Twentieth (20th) and Twenty-First (21st) centuries and (y) date-related data in connection with any valid date in the Twentieth
(20th) and Twenty-First (21st) centuries.

     2.28.  Reorganization

     Neither Target, the Target Subsidiaries, nor to Target's knowledge, any of their Affiliates have taken or agreed to take any action, nor does Target or any of the Target Subsidiaries have knowledge of any fact or circumstance, that would prevent the Merger from qualifying as a reorganization within the meaning of Sections 368(a)(1)(A) and 368(a)(2)(E) of the Code.

     2.29.  Export Control Laws and Foreign Corrupt Practices Act

     Target and the Target Subsidiaries have conducted their export transactions in accordance with applicable provisions of United States export control Laws, including but not limited to the Export Administration Act and implementing Export Administration Regulations. Without limiting the foregoing, to the knowledge of Target and except as would not have a Material Adverse effect on Target:

          (a) Each of Target and the Target Subsidiaries has obtained all export licenses and other approvals required for exports of its respective products, software and technologies from the United States;

          (b) Each of Target and the Target Subsidiaries is in compliance with the terms of all applicable export licenses or other approvals;

          (c) There are no pending or threatened claims against Target or any of the Target Subsidiaries with respect to such export licenses or other approvals;

          (d) There are no actions, conditions or circumstances pertaining to the export transactions of Target and the Target Subsidiaries that may give rise to any future claims; and

          (e) No consents or approvals for the transfer of export licenses to Acquiror are required, or such consents and approvals can be obtained expeditiously without material cost.


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     There are no situations with respect to Target or any of the Target
Subsidiaries which involved or involves (w) the use of any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity; (x) the making of any direct or indirect unlawful payments from corporate funds or the establishment or maintenance of any unlawful or unrecorded funds for such purposes; (y) the receipt of any illegal discounts or rebates or any other violation of the antitrust laws; or
(z) any investigation by the SEC or any other Governmental Authority with respect to any of the foregoing.

     2.30.  Registration Rights

     There is no agreement of Target or any of the Target Subsidiaries to register under the Securities Act any shares of Target Common Stock or any shares of Target capital stock issuable upon the exercise of Target Stock Options or other securities, except pursuant to agreements that will be terminated or that will terminate pursuant to their terms at or prior to the Closing.

     2.31.  Functionality of Technology

     All materials and technology (including but not limited to all hardware, software, platforms, cables, and switches) required by each of Target and the Target Subsidiaries to perform its respective business as currently conducted or as proposed to be conducted are free from material defects and can reasonably be expected to continue to perform substantially in the manner in which they currently perform. Each of Target and the Target Subsidiaries has all permissions, rights, authority and documentation necessary to perform its respective business as currently conducted or as proposed to be conducted.

     2.32.  Beneficial Ownership of Acquiror Stock

     As of the date hereof, Target does not beneficially own any shares of Acquiror Common Stock or have any option, warrant, or right of any kind to acquire the beneficial ownership of any Acquiror Common Stock, except pursuant to the terms of this Agreement.

     2.33.  Immigration Matters

     Target has complied with all Laws relating to verification of employment eligibility of its employees, including but not limited to, Verification of the Employment eligibility of Target's employees in accordance with Section 274A of the Immigration and Nationality Act, as amended (8 U.S.C. Section 1324
(a)).

     2.34.  Telecommunications Licenses

            (a) Section 2.34(a) of the Target Disclosure Schedule contains a complete list of all Federal Communications Commission ("FCC") licenses and authorizations held by Target (the "FCC Licenses"), and all state certificates of public convenience and necessity and other operating authorizations issued by state public utility commissions or similar state governmental agencies (collectively, "PUCs") (such PUC certificates and authorizations collectively, the "State Authorizations," and together with the FCC Licenses, the "Telecommunications Licenses"). The FCC Licenses are all of the licenses, authorizations, consents and approvals necessary from the FCC for each of Target and the Target Subsidiaries to conduct its respective business as currently conducted. Except as set forth in Section 2.34(a) of the Target Disclosure Schedule, the State Authorizations are all of the licenses,
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authorizations, consents and approvals necessary from the PUCs for each of
Target and the Target Subsidiaries to conduct its respective business as currently conducted.

          (b) Except as described in Section 2.34(b) of the Target Disclosure Schedule (the "Required Telecommunications Consents"), there is no consent, approval, authorization, or order of, or filing with, the FCC or any other federal, state or local governmental or regulatory authority, or consent, approval, authorization, agreement or verification of or by any of the customers of Target or any of the Target Subsidiaries, that is required to consummate the transactions contemplated by this Agreement and for the Surviving Corporation to continue operating the business of Target or the business of the Target Subsidiaries in the same manner as Target and the Target Subsidiaries currently conduct business;

          (c) Each of Target and the Target Subsidiaries currently are in material compliance with the Communications Act of 1934, as amended, and the FCC rules, regulations and policies, including the FCC rules, regulations and policies concerning "slamming," as well as all applicable state regulation of local exchange and inter-exchange telecommunications services, including the rules concerning "slamming", and substantially performed all obligations imposed upon Target and the Target Subsidiaries thereunder; and

          (d) The Telecommunications Licenses are valid and in full force and effect, unimpaired by any material condition, and are under the exclusive control of Target or any of the Target Subsidiaries, and each of Target and the Target Subsidiaries has timely and completely performed its respective obligations required thereunder. No application, complaint, action, investigation or proceeding is pending or, to the knowledge of Target, threatened, that would reasonably be expected to result in loss, revocation, cancellation or suspension of the Telecommunications Licenses or other administrative or judicial sanction with respect to Target and the Target Subsidiaries.

     2.35.  Representations Complete

     None of the representations or warranties made by Target herein or in any Schedule hereto, including the Target Disclosure Schedule, or in any certificate furnished by Target pursuant to this Agreement, when all such documents are read together in their entirety, contains or will contain at the Effective Time any untrue statement of a material fact, or omits or will omit at the Effective Time to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading.

                               ARTICLE III

          REPRESENTATIONS AND WARRANTIES OF ACQUIROR AND MERGER SUB

     Acquiror and Merger Sub represent and warrant to Target that the statements contained in this Article III are true and correct, including disclosures as set forth in the disclosure schedule delivered by Acquiror to Target immediately prior to the execution and delivery of this Agreement (the "Acquiror Disclosure Schedule"), but in each case subject to the exceptions set forth in the Acquiror Disclosure Schedule. The Acquiror Disclosure Schedule shall be arranged in paragraphs corresponding to the numbered Sections contained in this Article III, and the disclosure in any Section shall qualify only the corresponding Section in this Article III. Any reference in this Article III to an agreement being "enforceable" shall be

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deemed to be qualified to the extent such enforceability is subject to (i)
Laws of general application relating to bankruptcy, insolvency, moratorium, fraudulent conveyance and the relief of debtors and (ii) the availability of specific performance, injunctive relief and other equitable remedies. In this
Article III, "Acquiror" will be deemed to include Acquiror and its predecessors, unless the context otherwise requires.

     3.1. Organization, Standing and Power

          (a) Section 3.1 of the Acquiror Disclosure Schedule sets forth a list of each subsidiary of Acquiror and each joint venture and partnership in which Acquiror has an interest (collectively, the "Acquiror Subsidiaries"). Except for the interests of Acquiror Subsidiaries set forth in Section 3.1 of the Acquiror Disclosure Schedule, neither Acquiror nor any of the Acquiror Subsidiaries owns, directly or indirectly, any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity. Acquiror and each of the Acquiror Subsidiaries is a corporation duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of incorporation and each has full corporate power and authority to conduct its respective business as presently conducted. Acquiror has full corporate power and authority to enter into this Agreement and to carry out the transactions contemplated by this Agreement.

          (b) Acquiror and each of the Acquiror Subsidiaries is duly qualified and in good standing to do business as a foreign corporation in each jurisdiction where the character of the property owned or leased by each of them respectively or the nature of their activities makes such qualification necessary, except where the failure to be so qualified would not have a Material Adverse Effect on Acquiror. Acquiror and each of the Acquiror Subsidiaries have furnished to Target true and complete copies of their respective certificates of incorporation and bylaws, each as amended to date and currently in effect, and said copies are true, correct and complete, and contain all amendments through the date hereof. Acquiror and each of the Acquiror Subsidiaries are not in violation of any of the provisions of their respective certificates of incorporation or bylaws. Acquiror is the sole owner of all outstanding shares of capital stock of each of the Acquiror Subsidiaries and all such shares are duly authorized, validly issued, fully paid and nonassessable. There are no outstanding subscriptions, options, warrants, puts, calls, rights, exchangeable or convertible securities or other commitments or agreements of any character relating to the issued or unissued capital stock or other securities of the Acquiror Subsidiaries, or otherwise obligating Acquiror or any of the Acquiror Subsidiaries to issue, transfer, sell, purchase, redeem or otherwise acquire any such securities of the Acquiror Subsidiaries. Merger Sub was formed solely to effectuate the Merger and owns no assets and is subject to no liabilities, other than under this Agreement or as required to complete the Merger.

         (c) All of the outstanding shares of capital stock of each of the Acquiror Subsidiaries are owned by Acquiror free and clear of any Liens other than (i) mechanic's, materialmen's and similar Liens, Liens for Taxes not yet due and payable and (ii) those Liens shown on Section 3.1(c) of the Acquiror Disclosure Schedule ((i) and (ii) collectively, the "Permitted Liens of Acquiror").


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     3.2.  Capital Structure

     The authorized capital stock of Acquiror consists of 50,000,000 shares of Acquiror Common Stock, par value $0.05 per share, of which 11,409,405 shares are issued and outstanding as of June 30, 2001. The authorized capital stock of Merger Sub consists of 1,000 shares of common stock, par value $0.01 per share ("Merger Sub Common Stock"), of which 100 shares are issued and outstanding and held by Acquiror. All of the outstanding shares of Acquiror Common Stock and Merger Sub Common Stock have been duly authorized and validly issued, and are fully paid and are nonassessable. All of the outstanding shares of Merger Sub are free of any Liens other than Permitted Liens of Acquiror and those Liens shown on Section 3.2 of the Acquiror Disclosure Schedule. The shares of Acquiror Common Stock to be issued pursuant to the Merger will be, upon issuance, duly authorized, validly issued, fully paid and nonassessable, and no stockholder of Acquiror will have any preemptive right of subscription or purchase in respect thereof.

     3.3.  Authority; No Conflict

     The execution, delivery and performance by Acquiror and Merger Sub of this Agreement, and the consummation by Acquiror and Merger Sub of the transactions contemplated hereby, have been duly authorized by all necessary corporate action on the part of Acquiror and Merger Sub, subject only to the approval of this Agreement and the Merger by the affirmative vote of the holders of a majority of the outstanding shares of Acquiror Common Stock.
This Agreement has been duly executed and delivered by Acquiror and Merger Sub and constitutes a valid and binding obligation of Acquiror and Merger Sub enforceable against Acquiror and Merger Sub in accordance with its terms.

     The execution, delivery and performance of this Agreement by Acquiror and Merger Sub do not, and the consummation of the transactions contemplated hereby will not, (i) conflict with, or result in any violation of, or breach of or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit under, or require a waiver or consent under
(x) the certificate of incorporation or bylaws (each as amended to date) of Acquiror or any of the Acquiror Subsidiaries, (y) any mortgage, indenture, material lease, material contract or other material agreement or material instrument binding upon the Acquiror, Merger Sub or any of the Acquiror Subsidiaries, or (z) any permit, concession, franchise, material license, judgment, order, decree, Law, judgment, or injunction, or other similar authorization held by Acquiror, Merger Sub or any of the Acquiror Subsidiaries or applicable to Acquiror, Merger Sub or any of the Acquiror Subsidiaries or any of their properties or assets.

     No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any Governmental Entity is required to be obtained by Acquiror or Merger Sub or any of the Acquiror Subsidiaries in connection with the execution and delivery of this Agreement or the consummation of the other transactions contemplated by this Agreement, except for (i) the filing of the Certificate of Merger, (ii) compliance with any applicable requirements of the Securities Act and the rules and regulations promulgated thereunder, (iii) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable state securities or "blue sky" Laws and the securities Laws of any foreign country, (iv) such other filings or registrations with, or authorizations, consents or approvals of, Governmental Entities, the failure of which to make or obtain would not reasonably be
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expected to have a Material Adverse Effect on Acquiror, and (v) any required telecommunication consents of Acquiror.

     3.4.  SEC Documents; Financial Statements

     As of their respective filing dates and, except to the extent that subsequent Exchange Act statements, reports and filings supplement earlier Exchange Act statements, reports and filings, as of the date hereof, each statement, report, filing, registration statement (with the prospectus in the form filed pursuant to Rule 424(b) of the Securities Act), definitive proxy statement and other document filed with the SEC by Acquiror since January 31, 2001 (collectively, the "Acquiror SEC Documents") complied and do comply in all material respects with the applicable requirements of the Exchange Act and the Securities Act, and none of the Acquiror SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading, except to the extent supplemented by a subsequently filed Acquiror SEC Document.

     Acquiror has filed with the SEC an Annual Report on Form 10-K for the fiscal year ended January 31, 2001 (the "Acquiror 10-K") and a Quarterly Report on Form 10-Q for the fiscal quarter ended April 30, 2001 (the "Acquiror Form 10-Q"). The financial statements included in the Acquiror 10-K and the Acquiror 10-Q (collectively, the "Acquiror Financial Statements") are complete and correct in all material respects as of their respective dates, and were prepared in accordance with GAAP (except that the unaudited financial statements do not have complete notes thereto and are subject to normal year-end audit adjustments) applied on a consistent basis throughout the periods indicated and with each other (except as may be indicated in the notes thereto). The Acquiror Financial Statements fairly present in all material respects the consolidated financial condition and operating results of Acquiror as of the dates, and for the periods, indicated therein, subject in the case of the Acquiror Financial Statements set forth in the Acquiror Form 10-Q to normal year-end audit adjustments. Acquiror maintains and will continue to maintain a standard system of accounting established and administered in accordance with GAAP. The Acquiror Financial Statements complied as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto as of their respective dates. The balance sheet of Acquiror, dated as of January 31, 2001, included in the Acquiror 10-K is herein referred to as the "Acquiror Balance Sheet

     3.5.  Absence of Certain Changes

     Since January 31, 2001 (the "Acquiror Balance Sheet Date"), and except in connection with this Agreement and the transactions contemplated hereby, Acquiror, Merger Sub and the Acquiror Subsidiaries have conducted their business in the ordinary course consistent with past practice and there has not occurred: (a)_any change, event, condition or development (whether or not covered by insurance) that has resulted in, or would result in, a Material Adverse Effect on Acquiror, provided, however, that losses shown on Acquiror's financial statements for the quarter ended April 30, 2001 shall not be deemed to be a condition or development that would result in a Material Adverse
Effect on Acquiror; (b) any change in accounting methods or practices (including any change in depreciation or amortization policies or rates) by Acquiror, Merger Sub or any of the Acquiror Subsidiaries or any revaluation by Acquiror, Merger Sub or any of the Acquiror Subsidiaries of any of its assets;
(c) any amendment or termination of, or default under, any contract or
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agreement to which Acquiror, Merger Sub or any of the Acquiror Subsidiaries is
a party or by which it is bound which would reasonably be expected to have a Material Adverse Effect on Acquiror; (d) any amendment or change to the certificate or articles of incorporation or bylaws of Acquiror, Merger Sub or any of the Acquiror Subsidiaries or any proposal by the Board of Directors or stockholders of Acquiror, Merger Sub or any of the Acquiror Subsidiaries relating thereto; or (e) any negotiation or agreement by Acquiror, Merger Sub or any of the Acquiror Subsidiaries to do any of the things described in the preceding clauses (a) through (d) (other than negotiations with Target and its representatives regarding the transactions contemplated by this Agreement).

     3.6.  Disclosure Documents

     None of the written information supplied or to be supplied by Acquiror or Merger Sub for inclusion in and that is actually included in (i) the Joint Proxy Statement/Prospectus, and (ii) the Registration Statement, will, in the case of the Joint Proxy Statement/Prospectus, at the time of mailing of the Joint Proxy Statement/Prospectus and at the time of the meeting of the shareholders to be held in connection with the Merger and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading or will, in the case of the Registration Statement, at the time the Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading.

     3.7.  Litigation

     Except as set forth in Section 3.7 of the Acquiror Disclosure Schedule, there is no private or Governmental Entity action, suit, proceeding, claim, arbitration or investigation pending or, to the knowledge of Acquiror or Merger Sub, threatened before any agency, court or tribunal, foreign or domestic, against Acquiror, Merger Sub, any of the Acquiror Subsidiaries or any of their respective properties or any of their officers or directors (in their capacities as such) which, if adversely decided, would have a Material Adverse Effect on Acquiror. There is no judgment, decree, writ, injunction, or order against Acquiror, Merger Sub, any of the Acquiror Subsidiaries or any of their respective directors or officers (in their capacities as such), that would prevent, enjoin or materially alter or delay any of the transactions contemplated by this Agreement. Further, there are no actions, suits, proceedings, claims, arbitrations or investigations initiated by Acquiror, Merger Sub or any of the Acquiror Subsidiaries, or that Acquiror, Merger Sub or any of the Acquiror Subsidiaries presently intends to initiate that would prevent, enjoin or materially alter or delay any of the transactions contemplated by this Agreement.

     3.8.  Restrictions on Business Activities

     There is no agreement, judgment, injunction, order or decree binding upon Acquiror, Merger Sub or any of the Acquiror Subsidiaries which would reasonably be expected to have the effect of prohibiting or impairing any current business practice of Acquiror, Merger Sub or any of the Acquiror Subsidiaries, any acquisition of property by Acquiror, Merger Sub or any of the Acquiror Subsidiaries or the conduct of business by Acquiror as currently conducted by Acquiror, Merger Sub or any of the Acquiror Subsidiaries.

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     3.9.  Employee Benefit Plans

          (a) Section 3.9 of the Acquiror Disclosure Schedule lists, with respect to Acquiror, Merger Sub and each of the Acquiror Subsidiaries, and also with respect to any trade or business (whether or not incorporated) which is treated as a single employer with Acquiror, Merger Sub or with any of the Acquiror Subsidiaries (an "Acquiror ERISA Affiliate") within the meaning of
Section 414(b), (c), (m) or (o) of the Code, (i) all material employee benefit plans (as defined in Section 3(3) of ERISA), (ii) any material stock option, stock purchase, phantom stock, stock appreciation right, supplemental retirement, severance, sabbatical, medical, dental, vision care, disability, employee relocation, cafeteria benefit (Code Section 125) or dependent care benefit (Code Section 129), life insurance or accident insurance plans, programs or arrangements, (iii) all material bonus, pension, profit sharing, savings, deferred compensation or incentive plans, programs or arrangements,
(iv) other material fringe or employee benefit plans, programs or arrangements that apply to senior management of Acquiror, Merger Sub or any of the Acquiror Subsidiaries and that do not generally apply to all employees, and (v) any current or former employment or executive compensation or severance agreements, written or otherwise, as to which unsatisfied obligations of Acquiror, Merger Sub or any of the Acquiror Subsidiaries of greater than $10,000 remain for the benefit of, or relating to, any present or former employee, consultant or director of Acquiror, Merger Sub or any of the Acquiror Subsidiaries (together, the "Acquiror Employee Plans").

          (b) Acquiror has furnished to Target a copy of each of the Acquiror Employee Plans and related plan documents and amendments thereto (including trust documents, insurance policies or contracts, employee booklets, summary plan descriptions and other authorizing documents, and any material employee communications required by Law relating thereto) and has, with respect to each Acquiror Employee Plan which is subject to ERISA reporting requirements, provided copies of the Form 5500 reports filed for the last three plan years. Any Acquiror Employee Plan intended to be qualified under Section 401(a) of the Code has either obtained from the Internal Revenue Service a favorable determination letter as to its qualified status under the Code, including all amendments to the Code effected by the Tax Reform Act of 1986 and subsequent legislation, or has applied (or has time remaining in which to apply) to the Internal Revenue Service for such a determination letter prior to the expiration of the requisite period under applicable Treasury Regulations or Internal Revenue Service pronouncements in which to apply for such determination letter and to make any amendments necessary to obtain a favorable determination, or has been established under a standardized prototype plan for which an Internal Revenue Service opinion letter has been obtained by the plan sponsor and is valid as the adopting employer. Acquiror has also furnished Target with the most recent Internal Revenue Service determination or opinion letter issued with respect to each such Acquiror Employee Plan, and nothing has occurred since the issuance of each such letter which could reasonably be expected to cause the loss of the tax-qualified status of any Acquiror Employee Plan subject to Code Section 401(a). Acquiror has also furnished Target with all registration statements and prospectuses prepared in connection with each Acquiror Employee Plan.

          (c)(i) None of the Acquiror Employee Plans promises or provides retiree medical or other retiree welfare benefits to any person other than as required under the COBRA; (ii) there has been no "prohibited transaction," as such term is defined in Section 406 of ERISA and Section 4975 of the Code, with respect to any Acquiror Employee Plan, which would reasonably be expected to have, in the aggregate, a Material Adverse Effect on Acquiror; (iii) each Acquiror Employee Plan has been administered in all material respects in
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accordance with its terms and in compliance with the requirements prescribed by any and all statutes, rules and regulations (including ERISA and the Code), and each Acquiror ERISA Affiliate has performed in all material respects all obligations required to be performed by it under, is not in any material respect in default under or violation of, and has no knowledge of any material default or violation by any other party to, any of the Acquiror Employee Plans; (iv) neither Acquiror, Merger Sub, any of the Acquiror Subsidiaries, nor any Acquiror ERISA Affiliate is subject to any material Liability or penalty under Sections 4976 through 4980 of the Code or Title I of ERISA with respect to any of the Acquiror Employee Plans; (v) all material contributions required to be made by Acquiror, Merger Sub, the Acquiror Subsidiaries and any Acquiror ERISA Affiliate to any Acquiror Employee Plan have been made on or before their due dates and a reasonable amount has been accrued for contributions to each Acquiror Employee Plan subject to Title IV of ERISA for the current plan years; (vi) with respect to each Acquiror Employee Plan subject to Title IV of ERISA, no "reportable event" within the meaning of
Section 4043 of ERISA (excluding any such event for which the 30-day notice requirement has been waived under the regulations to Section 4043 of ERISA) nor any event described in Section 4062, 4063 or 4041 of ERISA has occurred;
(vii) no Acquiror Employee Plan is covered by, and none of Acquiror, Merger Sub, the Acquiror Subsidiaries and any Acquiror ERISA Affiliate has incurred or expects to incur any material Liability under Title IV of ERISA or Section 412 of the Code; and (viii) each Acquiror Employee Plan can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, without any material Liability to Acquiror (other than ordinary administrative expenses typically incurred in a termination event). For purposes of subparts (iv), (v), (vii) and (viii) of this Section 3.9(c), "material" shall be deemed to include any amount in excess of $10,000 in the aggregate. With respect to each Acquiror Employee Plan subject to ERISA as either an employee pension plan within the meaning of Section 3(2) of ERISA or an employee welfare benefit plan within the meaning of Section 3(1) of ERISA, Acquiror, Merger Sub and the Acquiror Subsidiaries have prepared in good faith and timely filed all requisite Governmental Entity reports (which were true and correct as of the date filed) and have properly and timely filed and distributed or posted all notices and reports to employees required to be filed, distributed or posted with respect to each such Acquiror Employee Plan. Except for routine claims for benefits, no suit, administrative proceeding, claim, action or other litigation has been brought, or to the knowledge of Acquiror, Merger Sub or any of the Acquiror Subsidiaries is threatened against or with respect to any such Acquiror Employee Plan, including any audit or inquiry by the Internal Revenue Service or United States Department of Labor.

          (d) With respect to each Acquiror Employee Plan, Acquiror, Merger Sub and the Acquiror Subsidiaries have complied in all material respects with
(i) the applicable health care continuation and notice provisions of COBRA and the regulations (including proposed regulations) thereunder, (ii) the applicable requirements of the Family Medical and Leave Act of 1993 and the regulations (including proposed regulations) thereunder, and (iii) the applicable requirements of the Health Insurance Portability and Accountability Act of 1996 and the regulations (including proposed regulations) thereunder.

          (e) There has been no amendment to, written interpretation or announcement (whether or not written) by Acquiror, Merger Sub, the Acquiror Subsidiaries or any Acquiror ERISA Affiliate relating to, or change in participation or coverage under, any Acquiror Employee Plan which would materially increase the expense of maintaining such plan above the level of expense incurred with respect to that plan for the most recent fiscal year included in Acquiror's Financial Statements.

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          (f)  Neither Acquiror, nor  Merger Sub, nor the Acquiror
Subsidiaries currently maintains, sponsors, participates in or contributes to any pension plan (within the meaning of Section 3(2) of ERISA) which is subject to Part 3 of Subtitle B of Title I of ERISA, Title IV of ERISA or
Section 412 of the Code.

           (g) None of Acquiror, Merger Sub, the Acquiror Subsidiaries or any Acquiror ERISA Affiliate is a party to, or has made any contribution to or otherwise incurred any obligation under, any "multiemployer plan" as defined in Section 3(37) of ERISA.

           (h) There is no agreement, contract or arrangement to which Acquiror, Merger Sub or any of the Acquiror Subsidiaries is a party that may result in the payment of any amount that would not be deductible by reason of
Section 280G or Section 404 of the Code.

     3.10.  Compliance with Laws; Governmental Authorizations

     Acquiror, Merger Sub and each of the Acquiror Subsidiaries, during the applicable statute of limitations period, has complied with, and each is in compliance in all material respects with, all Laws, judgments, orders, decrees, directives, consent agreements, memoranda of understanding, permits, concessions, grants franchises, licenses, and other Governmental Entity authorizations or approvals applicable to it, or any of its properties. All Governmental Authorizations of any Governmental Entity and all other permits, concessions, grants and franchises necessary for the conduct of the business of Acquiror, Merger Sub and the Acquiror Subsidiaries as now conducted have been duly obtained and are in full force and effect, and there are no proceedings pending or, to the knowledge of Acquiror, threatened which may result in the revocation, cancellation, suspension, or materially adverse modification of any thereof, except to the extent the foregoing would not have a Material Adverse Effect on Target.

     3.11.  Brokers' and Finders' Fees

     No agent, broker, investment banker, person or firm acting directly or indirectly on behalf of Acquiror, Merger Sub or any of the Acquiror Subsidiaries or under the authority of Acquiror, Merger Sub, or any of the Acquiror Subsidiaries is or will be entitled to any broker's or finder's fee or any other commission or similar fee directly or indirectly from any of the parties hereto in connection with any of the transactions contemplated hereby.

     3.12.  Board Approval; Stockholder Approval

     The Boards of Directors of Acquiror and Merger Sub have (a) approved this Agreement and the Merger, (b) determined that in their respective opinions the Merger is advisable and in the best interests of the stockholders of Acquiror and Merger Sub, respectively, and (c) recommended that the stockholders of Acquiror and Merger Sub, respectively, approve this Agreement and the Merger. Acquiror, as the sole stockholder of Merger Sub, has approved this Agreement and the Merger. The affirmative vote of the holders of a majority of the outstanding shares of Acquiror Common Stock outstanding on the record date set for the determination of stockholders entitled to vote on or consent to the Merger is the only vote or consent of the holders of Acquiror capital stock necessary to approve this Agreement and the Merger.


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     3.13.  Reorganization

     Neither Acquiror nor to Acquiror's knowledge any of its Affiliates has taken or agreed to take any action, nor does Acquiror have knowledge of any fact or circumstance, that would prevent the Merger from qualifying as a reorganization within the meaning of Sections 368(a)(1)(A) and 368(a)(2)(E) of the Code.

     3.14.  Beneficial Ownership of Target Stock

     As of the date hereof, neither Acquiror nor Merger Sub beneficially owns any shares of Target Common Stock or has any option, warrant, or right of any kind to acquire the beneficial ownership of any Target Common Stock, except pursuant to the terms of this Agreement.

     3.15.  Representations Complete

     None of the representations, warranties or statements made by Acquiror or Merger Sub herein or in any Schedule hereto, including the Acquiror Disclosure Schedule, or certificate furnished by Acquiror pursuant to this Agreement, when all such documents are read together in their entirety, contains or will contain at the Effective Time any untrue statement of a material fact, or omits or will omit at the Effective Time to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading.

     3.16.  Intentions Regarding Target

     Acquiror does not have any present intent to liquidate or dissolve Target or merge Target with or into Acquiror or cause Target to take any other extraordinary corporate action for at least one year following the Closing Date.

                               ARTICLE IV

                           COVENANTS OF TARGET

     Except as otherwise consented to in writing by Acquiror after the date of this Agreement, Target covenants to and agrees with Acquiror and Merger Sub as follows:

     4.1.  Information

     Target shall, upon reasonable notice, give to Acquiror and to its officers, employees, accountants, counsel, financial advisors, and other representatives, reasonable access during their normal business hours throughout the period prior to the Effective Date to all of their properties, books, contracts, commitments, and stockholder lists and records. Target will, at its own expense, furnish Acquiror during such period with all such information concerning its affairs and the affairs of all Target Subsidiaries as Acquiror may reasonably request, including information for use in determining if the conditions of Article VI have been satisfied, information necessary to prepare the regulatory filings or applications to be filed with Governmental Entities to obtain the approvals referred to in Section 4.2, and information for use in any other necessary filings to be made with appropriate Governmental Entities. No information or knowledge obtained in any investigation pursuant to this Section 4.1 shall affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Merger.
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     4.2.  Regulatory Approvals

     Target shall cooperate with Acquiror's efforts, at Acquiror's expense, to obtain all necessary regulatory approvals of Governmental Entities of the transactions contemplated by this Agreement including, but not limited to, the Required Telecommunication Consents and shall use its commercially reasonable efforts to secure favorable action on such applications, including without limitation commercially reasonable efforts to pursue an appeal of a denial of a regulatory approval.

     4.3.  Conduct of Business

     After the date of this Agreement and pending the Effective Date, neither Target nor any of the Target Subsidiaries shall cause or permit, directly or indirectly, through Target, any of the Target Subsidiaries or otherwise, any of the following, without the prior written consent of Acquiror: (a) any change, supplement or amendment in their respective certificates of incorporation or by-laws; (b) in the case of Target only, declaration or payment of any cash or other dividends in respect of any shares of its capital stock; (c) any change in any of their respective accounting policies or practices unless required by GAAP; (d)_taking, or agreement in writing or otherwise to take, directly or indirectly, any of the actions described in clauses (a) through (c) above, or any action which would make any of Target's or the Target Subsidiaries' or warranties contained in this Agreement untrue or incorrect or prevent any of them from performing or cause any of them not to perform their respective covenants hereunder or delay, deter or prevent the conditions in Articles VI and VII of this Agreement from being satisfied. Notwithstanding the foregoing, upon Acquiror's request, Target shall terminate Target's 401(k) Plan, effective as of the date immediately preceding the Effective Date.

     Furthermore, pending the Effective Date, Target shall, and shall cause each of the Target Subsidiaries to, (a) conduct its business only in the ordinary course and use commercially reasonable efforts consistent with past practice and policies to preserve intact its present business organizations, keep available the services of its present officers and key employees and preserve its relationships with customers, suppliers, distributors, licensors, licensees and others having business dealings with it, to the end that its goodwill and ongoing business shall be unimpaired at the Effective Time,
(b)_continue in effect the present method of conducting its business, (c)_give all notices and other information required to be given to its employees and any applicable Government Entity under the Code, the Consolidated Omnibus Budget Reconciliation Act, and other applicable Law in connection with the transactions provided for in this Agreement, (d) consult with Acquiror as to making decisions or actions in matters other than those in the ordinary course of business, and (e) use its commercially reasonable efforts to maintain all Telecommunications Licenses.

     4.4.  Meeting of Stockholders of Target; Document Preparation

           (a) Target will duly call and convene a meeting of its stockholders to act upon the transactions contemplated hereby as soon as reasonably practicable. Except to the extent legally required for the discharge by Target's Board of Directors of its fiduciary duties, Target and its Board of Directors will recommend approval of this Agreement and the Merger to its stockholders, and will use commercially reasonable efforts to obtain a favorable vote thereon. The calling and holding of such meeting and all notices, transactions, documents, and information related thereto will be in material compliance with all applicable Laws.
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          (b)  Target shall furnish Acquiror with such information concerning
Target as is necessary in order to cause the Joint Proxy Statement/Prospectus (as defined in Section 5.5), insofar as it relates to Target, to comply with
Section 5.5. The Joint Proxy Statement/Prospectus shall contain, among other matters, the recommendation of the Board of Directors of Target that the Target stockholders approve the Merger and this Agreement and the conclusion of the Target Board of Directors that the terms and conditions of the Merger are fair and reasonable to the stockholders of Target (subject in each case to any limitations or qualifications required by Law for the discharge by Target's Board of Directors of its fiduciary duties). Target agrees promptly to advise Acquiror if at any time prior to the Target stockholders' meeting, any information provided by Target in the Joint Proxy Statement/Prospectus becomes incorrect or incomplete in any material respect and to provide Acquiror with the information needed to correct such inaccuracy or omission. Target shall furnish Acquiror with such supplemental information as may be necessary in order to cause the Joint Proxy Statement/Prospectus, insofar as it relates to Target, to comply with Section 5.5 after the mailing thereof to Target stockholders. The information provided and the representations made by Target to Acquiror in connection with the Registration Statement described in
Section 5.5, both at the time such information and representations are provided and made and at the Effective Date, will be true and accurate in all material respects and will not contain any false or misleading statement with respect to any material fact or omit to state any material fact required to be stated therein or necessary in order (i) to make the statements made therein not false or misleading, or (ii) to correct any statement contained in an earlier communication with respect to such information or representations which has become false or misleading. Target may rely upon all information provided to it by Acquiror and its representatives in the preparation of the Joint Proxy Statement/Prospectus and shall not be liable for any untrue statement of a material fact or any omission of a material fact in the Joint Proxy Statement/Prospectus, if such statement is made in reliance upon any written information provided to it by Acquiror or by any of its officers or authorized representatives specifically for inclusion in the Joint Proxy Statement/Prospectus.

          (c) Target shall promptly furnish Acquiror with such information regarding the Target stockholders as Acquiror requires to enable it to determine what filings are required under applicable state securities Laws. Target authorizes Acquiror to utilize in such filings the information concerning Target provided to Acquiror in connection with, or contained in, the Joint Proxy Statement/Prospectus. Target shall promptly notify Acquiror of all communications, oral, or written, with the SEC concerning the Registration Statement and the Joint Proxy Statement/Prospectus.

     4.5.  Consents

     Target will use commercially reasonable efforts to obtain any consents,approvals, landlord estoppel certificates or waivers from third parties required in connection with the transactions contemplated hereunder, but shall not be required to pay fees for such to any such third party.

     4.6.  Advice of Changes

     Between the date of this Agreement and the Effective Time, Target shall promptly advise Acquiror, by written update to the Target Disclosure Schedule, of (a) the occurrence or non-occurrence of any event which would be likely to cause any condition to the obligations of Acquiror to effect the Merger and the other transactions contemplated by this Agreement not to be satisfied, or
(b) the failure of Target or any of the Target Subsidiaries  to comply with or

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satisfy any covenant, condition or agreement to be complied with or satisfied by any of them pursuant to this Agreement which would be likely to result in any condition to the obligations of Acquiror to effect the Merger and the other transactions contemplated by this Agreement not to be satisfied. The delivery of any notice pursuant to this Section 4.6 shall not cure any breach of any representation or warranty requiring disclosure of such matter prior to the date of this Agreement or otherwise limit or affect the remedies available hereunder to Acquiror.

     4.7.  Taxes

     Target shall have filed with appropriate federal, state, county, municipal or foreign Tax Authorities all material Tax Returns required to be filed (taking any applicable extensions into consideration) on or before the Effective Date and shall have paid (or shall have made adequate provision or set up an adequate actual reserve on the financial statements referred to in
Section 2.4 for the payment of) all Taxes imposed by any Tax Authority with respect to any Pre-Closing Tax Period (as hereinafter defined), together with any interest, additions, or penalties related to any such taxes. For purposes of this Section 4.7, any reference to Target shall be deemed to include any corporation at least eighty percent (80%) of the outstanding capital stock (by vote or value) of which is owned by Target. "Pre-Closing Tax Period" shall mean (i) each taxable period that ends on or before the Effective Date, and (ii) any taxable period that includes (but does not end on) the Effective Date (the period described in this clause (ii) being hereafter referred to as a "Straddle Period"). In the case of any Tax for a Straddle Period, the covenant in this Section 4.7 shall be limited to the Pre-Closing Tax Amount determined as follows:

          (a) In the case of a periodic Tax that is not based on income or receipts (e.g., an ad valorem property tax), the "Pre-Closing Tax Amount" shall be an amount equal to the amount of such Tax for the entire Straddle Period multiplied by a fraction the numerator of which is the number of days elapsed between the beginning of the Straddle Period and the Effective Date, and the denominator of which is the total number of days in the Straddle Period; and

          (b) in the case of any other Tax, the "Pre-Closing Tax Amount" shall be the amount of such Tax for which Target would have been liable if the Straddle Period had ended as of the close of business on the day of the Effective Date.

     4.8.  Public Announcements

     Between the date of this Agreement and the Effective Date, Target will consult with Acquiror before issuing any press release or otherwise making any public statements with respect to this Agreement and the transactions contemplated hereby and shall not issue any such press release or make any such public statement prior to such consultation, except as counsel may advise is required by Law.

     4.9.  Cooperation and Conditions

     Target shall use its commercially reasonable efforts to ensure that the conditions specified in Article VI have been satisfied on a prompt basis. Target agrees to use its commercially reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate and make effective the transactions contemplated by this Agreement, including cooperating fully with

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the other party, including by provision of information.

     4.10.  Tax Free Reorganization

     Target will not take any action, directly or indirectly, either before or after consummation of the Merger, which would cause the Merger to fail to constitute a "reorganization" within the meaning of Code Sections 368(a)(1)(A) and 368(a)(2)(E), and Target will use commercially reasonable efforts not to permit any of its directors, officers, employees, stockholders, agents, consultants or other representatives to take any such action.

                                ARTICLE V

                  COVENANTS OF ACQUIROR AND MERGER SUB

     Except as otherwise consented to in writing by Target after the date of this Agreement, Acquiror and Merger Sub covenant to and agree with Target as follows:

     5.1.  Information

     Acquiror and Merger Sub shall, upon reasonable notice, give to Target and to its officers, accountants, counsel, financial advisors, and other representatives, reasonable access during Acquiror's normal business hours throughout the period prior to the Effective Date to all of their properties, books, contracts, commitments, reports of examination (consistent with applicable Law) and records. Acquiror and Merger Sub will, at their own expense, furnish Target during such period with all such information concerning their affairs as Target may reasonably request, including information for use in determining if the conditions of Article VII have been satisfied and for use in any other necessary filings to be made by Target with appropriate Governmental Entities. No information or knowledge obtained in any investigation pursuant to this Section 5.1 shall affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Merger.

     5.2.  Applications to Governmental Entities

     Acquiror will promptly prepare and file with the appropriate Governmental Entities an application requesting the regulatory approvals including, but not limited to the Required Telecommunication Consents and shall use its commercially reasonable efforts to secure favorable action on such applications, including without limitation commercially reasonable efforts to pursue an appeal of a denial of a regulatory approval.

     5.3.  Conduct of Business

     After the date of this Agreement and pending the Effective Date, neither Acquiror nor Merger Sub shall cause or permit, directly or indirectly, through Acquiror, Merger Sub or otherwise, any of the following, without the prior written consent of Target: (a) any change or amendment in their respective certificates of incorporation or by-laws; (b) in the case of Acquiror only, declaration or payment of any cash dividends in respect of its Common Stock;
(c) any change in any of Acquiror's accounting policies or practices in a manner materially affecting the consolidated assets, liabilities or results of operations of Acquiror, unless required by GAAP, or (d) the taking, or agreement in writing or otherwise to take, directly or indirectly, any of the actions described in clauses (a) through (c) above, or any action which would make any of the representations or warranties of either of them contained in

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 this Agreement untrue or incorrect or prevent either of them from performing or cause either of them not to perform their respective covenants hereunder or delay, deter or prevent the conditions in Articles VI and VII of this Agreement from being satisfied.

     Furthermore, pending the Effective Date, Acquiror shall, and shall cause each of the Acquiror Subsidiaries to, (a) use commercially reasonable efforts consistent with past practice and policies to preserve intact its present business organizations, keep available the services of its present officers and key employees and preserve its relationships with customers, suppliers, distributors, licensors, licensees and others having business dealings with it, to the end that its goodwill and ongoing business shall be unimpaired at the Effective Time, (b) continue in effect the present method of conducting its business, (c) give all notices and other information required to be given to its employees and any applicable Government Entity under the Code, the Consolidated Omnibus Budget Reconciliation Act, and other applicable Law in connection with the transactions provided for in this Agreement, and (d) use its commercially reasonable efforts to maintain all Telecommunications Licenses.

     5.4.  Acquiror Common Stock

     On the Effective Date, the Acquiror Common Stock to be issued in exchange for the Target Common Stock pursuant to the terms of this Agreement shall be duly authorized, validly issued, fully paid, and non-assessable, free of preemptive rights and free and clear of all Liens created by or through Acquiror, with no personal liability attaching to the ownership thereof. The Acquiror Common Stock to be issued upon exchange for the Target Common Stock pursuant to the terms of this Agreement will be issued in all material respects in accordance with applicable state and federal Laws, rules, and regulations.

     5.5.  Registration of Shares

     Acquiror, with the assistance of Target and its representatives, will promptly file a Registration Statement on an appropriate form with the SEC which shall include a joint proxy statement for Target and for Acquiror and a prospectus which shall satisfy all applicable requirements of applicable state and federal Laws, including the Securities Act, the Exchange Act, and applicable state securities Laws and the rules and regulations thereunder (such joint proxy statement and prospectus, together with any and all amendments or supplements thereto, being herein referred to as the "Joint Proxy Statement/Prospectus," and the various documents to be filed by Acquiror under the Securities Act with the SEC to register the Acquiror Common Stock into which shares of Target Common Stock held by stockholders will be converted, including the Joint Proxy Statement/Prospectus, are referred to herein as the "Registration Statement"). The number of shares to be registered will be an amount sufficient to allow all of the shares of the Acquiror Common Stock issued to holders of the Target Common Stock pursuant to this Agreement to be registered under the Securities Act. Acquiror will use commercially reasonable efforts to secure the effectiveness of the Registration Statement and, after the Registration Statement has been declared effective, will issue the shares so registered to the holders of the Target Common Stock on the Effective Date. Acquiror may rely upon all information provided to it by Target and its representatives in the preparation of the Registration Statement, any post-effective amendment thereto and the Joint Proxy Statement/Prospectus and shall not be liable for any untrue statement of a material fact or any omission to state a material fact in the Registration Statement, the post-effective amendment, or the Joint Proxy Statement/Prospectus, if such statement is made in reliance upon any
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information provided to it by Target or by any of its officers or representatives. Acquiror shall promptly take all such actions as may be necessary or appropriate in order to comply in all material respects with all applicable securities Laws of any state having jurisdiction over the transactions contemplated by this Agreement and the Merger. Acquiror shall furnish Target with copies of all such filings and keep Target advised of the status thereof. Acquiror shall promptly notify Target of all communications, oral or written, with the SEC concerning the Registration Statement and the Joint Proxy Statement/Prospectus. Prior to the Effective Time, Acquiror shall file with The Nasdaq Stock Market ("Nasdaq") a Notification Form for Listing of Additional Shares with respect to the shares of Acquiror Common Stock issuable upon conversion of the Target Common Stock in the Merger.

     Acquiror shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Acquiror Common Stock for delivery upon exercise of the Acquiror Stock Options in accordance with Section 1.5(c). Acquiror shall file a registration statement on Form S-8 (or any successor form) or another appropriate form, and use its commercially reasonable efforts to cause such Form S-8 to become effective as soon as practicable after the Effective Time, with respect to Acquiror Common Stock subject to the Acquiror Stock Options and shall use commercially reasonable efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such options remain outstanding. With respect to those individuals who, as of the Effective Time, will be subject to the reporting requirements under Section 16(a) of the Exchange Act, with regard to transactions in Acquiror securities, Acquiror shall take such action as may be necessary at or before the Effective Time to cause the receipt of Acquiror Stock Options pursuant to Section 1.5(c) to be exempt from Section 16(b) of the Exchange Act.

     5.6.  Meeting of Stockholders of Acquiror; Document Preparation

          (a) Acquiror shall duly call and convene a meeting of its stockholders to act upon the transactions contemplated hereby as soon as reasonably practicable. Except to the extent legally required for the discharge by the board of directors of its fiduciary duties, Acquiror and its Board of Directors will recommend approval of this Agreement and the Merger to its stockholders and will use commercially reasonable efforts to obtain a favorable vote thereon. The calling and holding of such meeting and all notices, transactions, documents, and information related thereto will be in material compliance with all applicable Laws.

          (b) Acquiror shall furnish such information concerning Acquiror as is necessary in order to cause the Joint Proxy Statement/Prospectus, insofar as it relates to it, to comply with Section 5.5. Acquiror agrees promptly to advise Target if at any time prior to the Acquiror stockholders' meeting, any information provided by Acquiror in the Joint Proxy Statement/Prospectus becomes incorrect or incomplete in any material respect and to provide Target with the information needed to correct such inaccuracy or omission. Acquiror shall furnish Target with such supplemental information as may be necessary in order to cause the Joint Proxy Statement/Prospectus, insofar as it relates to Acquiror, to comply with Section 5.5 after the mailing thereof to Acquiror stockholders. The information provided and the representations made by Acquiror to Target in connection with the Joint Proxy Statement/Prospectus, both at the time such information and representations are provided and made and at the Effective Date, will be true and accurate in all material respects and will not contain any false or misleading statement with respect to any material fact or omit to state any material fact required to be stated therein

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or necessary in order (i) to make the statements made therein not false or misleading, or (ii) to correct any statement contained in an earlier communication with respect to such information or representations which has become false or misleading. Acquiror may rely upon all information provided to it by Target and its representatives in the preparation of the Joint Proxy Statement/Prospectus and shall not be liable for any untrue statement of a material fact or any omission to state a material fact in the Joint Proxy Statement/Prospectus, if such statement is made in reliance upon any written information provided to it by Target or by any of its officers or authorized representatives specifically for inclusion in the Joint Proxy Statement/Prospectus.

     5.7.  Consents

     Acquiror will use commercially reasonable efforts to obtain any consents, approvals, landlord estoppel certificates or waivers from third parties required in connection with the transactions contemplated hereunder.

     5.8.  Advice of Changes

     Between the date of this Agreement and the Effective Time, Acquiror shall promptly advise Target, by written update to the Acquiror Disclosure Schedule, of (a) the occurrence or non-occurrence of any event which would be likely to cause any condition to the obligations of Target to effect the Merger and the other transactions contemplated by this Agreement not to be satisfied, or (b) the failure of Acquiror to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it pursuant to this Agreement which would be likely to result in any condition to the obligations of Target to effect the Merger and the other transactions contemplated by this Agreement not to be satisfied. The delivery of any notice pursuant to this Section 5.8 shall not cure any breach of any representation or warranty requiring disclosure of such matter prior to the date of this Agreement or otherwise limit or affect the remedies available hereunder to Target .

     5.9.  Public Announcements

     Between the date of this Agreement and the Effective Date, Acquiror will consult with Target before issuing any press release or otherwise making any public statements with respect to this Agreement and the transactions contemplated hereby and shall not issue any such press release or make any such public statement prior to such consultation, except as counsel may advise is required by Law.

     5.10.  Cooperation and Conditions

     Acquiror shall use commercially reasonable efforts to ensure that the conditions specified in Article VII have been satisfied on a prompt basis. Acquiror agrees to use commercially reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including cooperating fully with the other party, including by provision of information.

     5.11.  Continuity of Business Enterprise

     Acquiror and/or the Surviving Corporation and any other member of the qualified group (as defined in Treasury Regulation Section 1.368-1(d)) will continue at least one significant historic business line of Target or use at least a significant portion of Target's historic business assets in a
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business, in each case within the meaning of Treasury Regulation Section
1.368-1(d). Tax Free Reorganization Acquiror will not take any action, directly or indirectly, either before or after consummation of the Merger, which would cause the Merger to fail to constitute a "reorganization" within the meaning of Code Section 368, and the Acquiror will use commercially reasonable efforts not to permit any of its directors, officers, employees, stockholders, agents, consultants, or other representatives to take any such action.

     5.13.  Nasdaq Listing

     Acquiror shall use commercially reasonable efforts to cause the Acquiror Common Stock to be issued in connection with the Merger and under the Target Employee Plans to be approved for listing on Nasdaq, subject to official notice of issuance, prior to the Closing Date.

     5.14.  Purchases and Offers to Purchase Acquiror Stock

     During the period beginning 30 days prior to the Effective Date, neither Acquiror nor any of its directors or officers shall purchase or offer to purchase any shares of Acquiror Common Stock, and Acquiror shall undertake its commercially reasonable best efforts to cause affiliates or any family members of any such persons not to purchase or offer to purchase any shares of Acquiror Common Stock, except in a private transaction.

                               ARTICLE VI

          CONDITIONS TO ACQUIROR'S AND MERGER SUB'S OBLIGATIONS

     Unless waived in writing by Acquiror in its sole discretion, all obligations of Acquiror and Merger Sub hereunder shall be subject to the fulfillment prior to or at the Effective Date of the following conditions:

     6.1.  Representations, Warranties, and Covenants

     Except as disclosed in the Target Disclosure Schedule dated the date of this Agreement or as disclosed pursuant to Section 4.6, (i) the representations and warranties of Target in this Agreement shall be true and correct in all material respects (except for such representations and warranties that are qualified by their terms by a reference to materiality which representations and warranties as so qualified shall be true in all respects) on and as of the Effective Time as though such representations and warranties were made on and as of such time (except that representations and warranties which by their express terms are made on and as of a specified earlier date shall be made only on and as of such specified earlier date) and
(ii) Target shall have performed and complied in all material respects with all covenants, obligations and conditions of this Agreement required to be performed and complied with by them as of the Effective Time.

     6.2.  No Adverse Changes

     There shall not have been any change in the condition (financial or otherwise), results of operations, assets, liabilities, business or prospects of Target or any of the Target Subsidiaries from December 31, 2000 to the Effective Date, which would reasonably be expected to have a Material Adverse Effect on Acquiror or Surviving Corporation; provided, however, that losses shown on Target's financial statements for the quarter ended March 31, 2001 shall not constitute a change which would reasonably be expected to have a Material Adverse Effect on Target for purposes of this condition.

     6.3.  Stockholder Approval

     The holders of not less than a majority of the issued and outstanding voting stock of Target and Acquiror shall have approved this Agreement and the Merger.

     6.4.  Other Evidence

     Target shall have delivered to Acquiror such further certificates and documents evidencing due action in accordance with this Agreement, including certified copies of all applicable proceedings of stockholders and directors of Target pertaining to the transactions under this Agreement, as Acquiror shall reasonably request.

     6.5.  No Adverse Proceedings, Events or Regulatory Requirements

     No action or proceeding, including but not limited to any temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition, preventing the consummation of the Merger shall be in effect, nor shall any action or proceeding brought by an administrative agency or commission or other Governmental Entity, seeking any of the foregoing be pending to the knowledge of Target; nor shall there be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger, which makes the consummation of the Merger illegal. The parties shall have procured all other regulatory approvals, consents, waivers, or administrative actions of Governmental Entities or other persons or agencies that are necessary or appropriate to the consummation of the transactions contemplated by this Agreement, including but not limited to those specifically referenced in Section 4.2 hereof, and no approval, consent, waiver, or administrative action shall have included any condition or requirement that would (i) result in a Material Adverse Effect on Acquiror or Target, or (ii) so materially and adversely affect the economic or business benefits of the Merger that Acquiror, in the sole judgment of Acquiror, would not have entered into this Agreement had such conditions or requirements been known at the date hereof.

     6.6.  Consents, Etc.

     All requisite consents, approvals, landlord estoppel certificates, waivers, undertakings, memoranda, agreements, exercises, and terminations by third parties which Target has covenanted to use commercially reasonable efforts to obtain under Sections 4.2 and 4.5 shall have been obtained by Target or waived by Acquiror.

     6.7.  Dissenting Shares

     The Dissenting Shares of Target shall comprise not more than five percent (5%) of the issued and outstanding shares of Target Common Stock.

     6.8.  Securities Matters

     Acquiror shall have filed a Registration Statement with the SEC under the Securities Act pertaining to the shares of Acquiror Common Stock to be issued to the stockholders of Target pursuant to this Agreement and the Merger, and such Registration Statement shall have become effective and there shall not be in effect a stop order with respect thereto.

     6.9.  280G and Control Affiliate Agreements

     Acquiror shall have received and executed copies of Section 280G Agreements substantially in the form of Exhibit B hereto from each person identified by Target as potentially receiving excess parachute payments, as defined in Section 280G of the Code, in connection with the Merger. Acquiror shall have received a copy of the Agreement of Control Affiliate substantially in the form of Exhibit C hereto executed by the Control Affiliate and Target.

     6.10.  Resignation of Directors and Officers

     The directors and officers of Target and each of the Target Subsidiaries in office immediately prior to the Effective Time shall have resigned effective as of the Effective Time and duly executed resignation letters shall have been delivered to Acquiror from each such director and officer.

     6.11.  Target Certificate

     Target shall have delivered to Acquiror a certificate dated as of the Closing Date and signed by its Chief Executive Officer and Secretary to the effect that each of the conditions specified above in Sections 6.1, 6.2 6.3, 6.4, 6.5, 6.6 and 6.12 is satisfied in all material respects.

     6.12.  Termination of Pension Plan

     Unless otherwise stated by Acquiror in writing, Target shall, immediately prior to the Closing Date, terminate Target's 401(k) Plan (the "401(k) Plan") and no further contributions shall be made to the 401(k) Plan, provided that as a condition of such termination Target's employees shall be eligible to participate in Acquiror's 401(k) plan immediately following the Closing Date. Target shall provide to Acquiror (i) executed resolutions by the Board of Directors of Target authorizing the termination and (ii) resolutions authorizing an executed amendment to the 401(k) Plan sufficient to assure compliance with all applicable requirements of the Code and regulations thereunder so that the tax-qualified status of the 401(k) Plan will be maintained at the time of termination.

     6.13.  Nasdaq Listing

     The Acquiror Common Stock to be issued in connection with the Merger and under the Target Employee Plans shall have been approved for listing on Nasdaq, subject to official notice of issuance.

     6.14.  Target Receipt of Agreement of Control Affiliate

     Target shall have received a copy of the Agreement of Control Affiliate substantially in the form of Exhibit C hereto executed by the Control Affiliate, Acquiror and Merger Sub.

                                  ARTICLE VII

                       CONDITIONS TO TARGET'S OBLIGATIONS

     Unless waived in writing by Target in its sole discretion, all obligations of Target hereunder shall be subject to the fulfillment prior to or at the Effective Date of the following conditions:

     7.1.  Representations, Warranties, and Covenants

     Except as disclosed in the Acquiror Disclosure Schedule dated the date of this Agreement or as disclosed pursuant to Section 5.8, (i) the representations and warranties of Acquiror and Merger Sub in this Agreement shall be true and correct in all material respects (except for such representations and warranties that are qualified by their terms by a reference to materiality, which representations and warranties as so qualified shall be true in all respects) on and as of the Effective Time as though such representations and warranties were made on and as of such time (except that representations and warranties which by their express terms are made on and as of a specified earlier date shall be made only on and as of such specified earlier date) and (ii) Acquiror and Merger Sub shall have performed and complied in all material respects with all covenants, obligations and conditions of this Agreement required to be performed and complied with by them as of the Effective Time.

     7.2.  No Adverse Changes

     There shall not have been any change in the condition (financial or otherwise), results of operations, assets, liabilities, business or prospects of Acquiror from January 31, 2001 to the Effective Date, which would reasonably be expected to have a Material Adverse Effect on Target or Acquiror; provided, however, that losses shown on Acquiror's financial statements for the quarter ended April_30, 2001 shall not constitute a change which would reasonably be expected to have a Material Adverse Effect on Acquiror for purposes of this condition.

     7.3.  Stockholder Approval

     The holders of not less than a majority of the issued and outstanding voting stock of Acquiror and Target shall have approved this Agreement and the Merger.

     7.4.  Other Evidence

     Acquiror and Merger Sub shall have delivered to Target such further certificates and documents evidencing due action in accordance with this Agreement, including certified copies of all applicable proceedings of stockholders and directors of Acquiror and Merger Sub pertaining to the transactions under this Agreement, as Target shall reasonably request.

     7.5.  No Adverse Proceedings, Events or Regulatory Requirements

     No action or proceeding, including but not limited to any temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition, preventing the consummation of the Merger shall be in effect, nor shall any action or proceeding brought by an administrative agency or commission or other Governmental Entity seeking any of the foregoing be pending to the knowledge of Acquiror; nor shall there be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger, which makes the consummation of the Merger illegal. The parties shall have procured all other regulatory approvals, consents, waivers, or administrative actions of Governmental Entities or other persons or agencies that are necessary or appropriate to the consummation of the transactions contemplated by this Agreement, including but not limited to those specifically referenced in Section 4.2, and no approval, consent, waiver, or administrative action shall have included any condition or requirement that would (i) result in a Material Adverse Effect on Acquiror or Target, or (ii) so materially and adversely affect the economic or business benefits of the Merger that Target, in the sole judgment of Target, would not have entered into this Agreement had such conditions or requirements been known at the date hereof.

     7.6.  Consents, Etc.

     All requisite consents, approvals, landlord estoppel certificates or waivers, undertakings, memoranda, agreements, exercises, and terminations by third parties which Acquiror has covenanted to use commercially reasonable efforts to obtain under Sections 5.2 and 5.7 shall have been obtained by Acquiror or waived by Target

     7.7.  Securities Matters

     Acquiror shall have filed a Registration Statement with the SEC under the Securities Act, pertaining to the shares of Acquiror Common Stock to be issued to the stockholders of Target pursuant to this Agreement and the Merger, and such Registration Statement shall have become effective and there shall not be in effect a stop order with respect thereto.

     7.8.  Nasdaq Listing

     The Acquiror Common Stock to be issued in connection with the Merger and under the Target Employee Plans shall have been approved for listing on Nasdaq, subject to official notice of issuance.

     7.9.  Acquiror Certificate

     Acquiror shall have delivered to Target a certificate dated as of the Closing Date and signed by its Chief Executive Officer and Secretary to the effect that each of the conditions specified above in Sections_7.1, 7.2, 7.3, 7.5, 7.6 and 7.8 is satisfied in all material respects.

                                ARTICLE VIII

                 TERMINATION, EXPENSES, AMENDMENT AND WAIVER

     8.1.  Termination

     This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of the matters presented in connection with the Merger by the stockholders of Target or Acquiror, in the following manner:

          (a) by mutual consent duly authorized by the boards of directors of Acquiror and Target;

          (b) by either Acquiror or Target, if, (i) without fault of the terminating party, the Closing shall not have occurred on or before January 31, 2002 (provided, that a later date may be agreed upon in writing by the parties hereto, and provided further, that the right to terminate this Agreement under this clause (b)(i) shall not be available to any party whose action or willful failure to act has been a principal cause of or resulted in the failure of the Closing to occur on or before such date and such action or failure to act constitutes a breach of this Agreement), (ii) any permanent injunction or other order of a court or other competent authority preventing the consummation of the Merger shall have become final and nonappealable or
(iii) the board of directors of either Acquiror or Target, in the exercise of its fiduciary duties, fails to recommend or withdraws, or modifies or changes in a manner adverse to Acquiror (in the case of an action by the board of directors of Target ) or Target, (in the case of an action by the board of directors of Acquiror), as applicable, its approval or recommendation of this Agreement or the Merger;

          (c) by Target, if, (i) any representation or warranty of Acquiror set forth in this Agreement and not qualified by its terms as to materiality shall have been untrue when made in any material respect (or any representation or warranty qualified as to materiality shall have been untrue in any respect when made), or (ii) Acquiror shall materially breach any obligation or agreement hereunder in a manner causing any condition precedent to the Closing not to be satisfied and such breach shall not have been cured within 30 days of receipt by Acquiror of written notice of such breach; provided, that the right to terminate this Agreement by Target under this paragraph (c) shall not be available to Target where Target is at that time in material breach of this Agreement;

          (d) by Acquiror, if, (i) any representation or warranty of Target set forth in this Agreement and not qualified by its terms as to materiality shall have been untrue when made in any material respect (or any representation or warranty qualified as to materiality shall have been untrue in any respect when made) or (ii) Target shall materially breach any obligation or agreement hereunder in a manner causing any condition precedent to the Closing not to be satisfied and such breach shall not have been cured within 30 days of receipt by Target of written notice of such breach; provided, that the right to terminate this Agreement by Acquiror under this paragraph (d) shall not be available to Acquiror where Acquiror is at that time in material breach of this Agreement; and

          (e) by Target, if the average of the daily high and low trade prices of Acquiror Common Stock on the Nasdaq National Market for the 15 trading days ending on the trading date that is one day before the Effective Time, weighted based on the volume of trades during each of those 15 trading days, is less than $2.00.

     8.2.  Effect of Termination

     In the event of termination of this Agreement as provided in Section 8.1, this Agreement shall forthwith become void and there shall be no Liability on the part of Acquiror or Target or their respective officers, directors, stockholders or Affiliates, except to the extent that such termination results from the breach by a party hereto of any of its representations, warranties or covenants set forth in this Agreement; provided that the provisions of this
Section 8.2 (Effect of Termination), Section 8.3 (Expense) and Article IX shall remain in full force and effect and survive any termination of this Agreement.

     8.3.  Expense

          (a) Subject to paragraphs (b) and (c) below, whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby (including, without limitation, the fees and expenses of advisers, accountants and legal counsel) shall, except as provided in Section_4.2, be paid by the party incurring such expense and, except as provided in Section_4.2, Target and Acquiror shall each pay its own filing fees in respect of any regulatory approvals required in order to consummate the Merger;

          (b) In the event that Acquiror shall terminate this Agreement pursuant to Section 8.1(d), Target shall reimburse Acquiror for all reasonable out-of-pocket fees and expenses incurred by Acquiror in connection with this Agreement and the transactions contemplated hereby (including, without limitation, the fees and expenses of its advisors, accountants and legal counsel).

          (c) In the event that Target shall terminate this Agreement pursuant to Section 8.1(c), Acquiror shall reimburse Target for all reasonable out-of-pocket fees and expenses incurred by Target in connection with this Agreement and the transactions contemplated hereby (including, without limitation, the fees and expenses of its advisors, accountants and legal counsel).

     8.4.  Extension; Waiver

     At any time prior to the Effective Time, any party hereto may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

                              ARTICLE IX

                          GENERAL PROVISIONS

     9.1.  Survival of Representations, Warranties, and Covenants

     None of the representations and warranties set forth in this Agreement shall survive the Closing; provided, however, that there shall be no limitation period for matters involving fraud. The covenants and agreements of the parties shall survive until the expiration of the time period for their performance as provided herein.

     9.2.  Notices

     All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or mailed by registered or certified mail (return receipt requested) or sent via facsimile (with confirmation of receipt and copy sent by regular mail) to the parties at the following address (or at such other address for a party as shall be specified by like notice):

          (a)  if to Acquiror or Merger Sub, to:

                    Covista Communications, Inc.
                    150 Clove Road
                    Little Falls, NJ 07424
                    Attention:  A. John Leach, Jr.
                    Facsimile No.:  (973) 785-7298
                    Telephone No.:  (973) 237-6405

                 with a copy to:

                    Covista Communications, Inc.
                    150 Clove Road
                    Little Falls, NJ 07424
                    Attention:  David Lacher
                    Facsimile No.:  (973) 785-7298
                    Telephone No.:  (973) 785-7257

                    Swidler Berlin Shereff Friedman, LLP
                    3000 K Street., N.W., Suite 300
                    Washington, DC  20007
                    Attention:  Sean P. McGuinness
                    Facsimile No.:  202-424-7645
                    Telephone No.:  202-945-6979

                    and

                    Law Offices of Jay J. Miller
                    430 E. 57th Street
                    Suite 5D
                    New York, NY 10022
                    Attention: Jay J. Miller
                    Facsimile No.: (212) 758-0624
                    Telephone No.: (212) 758-5577

          (b)  if to Target, to:

                    Capsule Communications, Inc.
                    2 Greenwood Square
                    3331 Street Road
                    Suite 275
                    Bensalem, Pennsylvania  19020
                    Attention:  David B. Hurwitz
                    Facsimile No.:  (800) 253-0303
                    Telephone No.:  (215) 244-3433

                    with a copy to:

                    Pepper Hamilton LLP
                    3000 Two Logan Square
                    18th & Arch Streets
                    Philadelphia, Pennsylvania  19103-2799
                    Attention:  Michael Friedman
                    Facsimile No.:  (215) 981- 4750
                    Telephone No.: (215) 981- 4563

     9.3.  Interpretation

     When a reference is made in this Agreement to Exhibits, such reference shall be to an Exhibit to this Agreement unless otherwise indicated. The words "include," "includes" and "including" when used herein shall be deemed in each case to be followed by the words "without limitation." The phrase "made available" in this Agreement shall mean that the information referred to has been made available if requested by the party to whom such information is to be made available. The phrases "the date of this Agreement", "the date hereof", and terms of similar import, unless the context otherwise requires, shall be deemed to refer to July___, 2001. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

     9.4.  Counterparts

     This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

     9.5.  Entire Agreement; Third Party Beneficiaries

     This Agreement and the documents and instruments and other agreements specifically referred to herein or delivered pursuant hereto, including the Exhibits, the Schedules, the Target Disclosure Schedule and the Acquiror Disclosure Schedule (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, and (b) are not intended to confer upon any other person any rights or remedies hereunder.

     9.6.  Severability

     In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

     9.7.  Remedies Cumulative
Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by Law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

     9.8.  Governing Law

     This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to applicable principles of conflicts of law or, to the extent applicable, the federal Laws of the United States of America. Each of the parties hereto irrevocably consents to the exclusive jurisdiction of any court located within the State of Delaware, in connection with any matter based upon or arising out of this Agreement or the matters contemplated herein, agrees that process may be served upon it in any manner authorized by the Laws of the State of Delaware for such person and waives and covenants not to assert or plead any objection which it might otherwise have to such jurisdiction and such process. THE PARTIES HERETO HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THE RIGHT ANY OF THEM MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF THE PARTIES HERETO. THIS PROVISION IS A MATERIAL INDUCEMENT FOR ACQUIROR TO ENTER INTO THIS AGREEMENT.

     9.9.  Assignment; Amendment; Binding Effect

     Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of Law or otherwise) without the prior written consent of the other parties. The parties hereto may cause this Agreement to be amended at any time by execution of an instrument in writing signed on behalf of each of the parties hereto and approved by their respective boards of directors; provided that an amendment made subsequent to adoption of this Agreement by the stockholders of any of the parties hereto shall not (a) alter or change the amount or kind of consideration to be received on conversion of the Target Common Stock, (b) alter or change any term of the certificate of incorporation of the Surviving Corporation to be effected by the Merger, or (c) alter or change any of the terms and conditions of this Agreement if such alteration or change would adversely affect the holders of Target Common Stock. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns.

      9.10.  Rules of Construction

     The parties hereto agree that they have been represented by counsel, during the negotiation, preparation and execution of this Agreement and, therefore, waive the application of any Law, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

                        [SIGNATURE PAGE FOLLOWS]

     IN WITNESS WHEREOF, Target, Acquiror and Merger Sub, have caused this Agreement to be executed and delivered, by their respective officers thereunto duly authorized in the case of corporate parties as the case may be, all as of the date first written above.

ATTEST:                                 COVISTA COMMUNICATIONS, INC.

/s/ Thomas P. Gunning
-----------------------------(SEAL)     By:  /s/ A. John Leach, Jr.
Secretary                                  -------------------------(SEAL)
                                           Name:  A. John Leach, Jr.
                                           Title: President & Chief Executive


ATTEST:                                 CCI ACQUISITIONS CORP.

/s/ Thomas Gunning
-----------------------------(SEAL)     By:  /s/ A. John Leach, Jr.
Secretary                                  -------------------------(SEAL)
                                           Name:  A. John Leach, Jr.
                                           Title: President & Chief Executive
                                                  Officer

ATTEST:                                 CAPSULE COMMUNICATIONS, INC.

/s/ Randolph Frye
-----------------------------(SEAL)     By: /s/ David B. Hurwitz
Chief Financial Officer                     -------------------------(SEAL)
                                            Name:  David B. Hurwitz
                                            Title: President & Chief Executive
                                                   Officer

                              EXHIBIT A

                        Certificate of Merger
                        ---------------------

                          CERTIFICATE OF MERGER
                               MERGING

                         CCI ACQUISITIONS CORP.
                        (a Delaware Corporation)

                                  INTO
                       CAPSULE COMMUNICATIONS, INC.
                         (a Delaware Corporation)

                 Pursuant to Section 251 of the General
                Corporation Law of the State of Delaware


     The undersigned corporation, organized and existing under and by virtue of the General Corporation Law of Delaware ("DGCL"), hereby certifies that:

     FIRST:     The name and state of incorporation of each of the constituent corporations of the merger are CCI ACQUISITIONS CORP., a Delaware corporation ("CCI") and CAPSULE COMMUNICATIONS, INC., a Delaware corporation ("Capsule").

     SECOND:     An Agreement and Plan of Reorganization between the parties to the merger has been approved, adopted, certified, executed and acknowledged by each of the constituent corporations in accordance with Section 251 of the DGCL.

     THIRD:     The name of the surviving corporation in the merger is Capsule
Communications, Inc., a Delaware corporation.

     FOURTH:     The Certificate of Incorporation of Capsule, a Delaware
corporation, which will survive the merger, shall be the Certificate of Incorporation of the surviving corporation.

     FIFTH:     The executed Agreement and Plan of Reorganization is on file at the principal place of business of the surviving corporation at 2 Greenwood Square, 3331 Street Road, Suite 275, Bensalem, PA 19020. A copy of the Agreement and Plan of Reorganization will be furnished by the surviving corporation, on request and without cost, to any stockholder of any stockholder of any constituent corporation.

     SIXTH:     The merger shall become effective as of the date of filing this Certificate of Merger with the Secretary of State of the State of Delaware.

     IN WITNESS WHEREOF, Capsule has caused this Certificate of Merger to be signed by its duly authorized officers, as of the ____ day of ____________, 2001.


ATTEST:                              CAPSULE COMMUNICATIONS, INC.



By:                                  By:
   -----------------------              -----------------------
                                     Name:
                                     Title:

                                 EXHIBIT B

                               280G Agreement
                               --------------

                           SECTION 280G AGREEMENT

     THIS SECTION 280G AGREEMENT (this "Agreement") is entered into as of ________, 2001 by and between Covista Communications, Inc., a New Jersey corporation ("Acquiror"), and the undersigned service provider or Disqualified Person (the "Disqualified Person") of Capsule Communications, Inc., a Delaware corporation ("Target").

                             RECITALS

     A. Acquiror, CCI Acquisitions Corp., a Delaware corporation ("Merger Sub"), and Target have entered into an Agreement and Plan of Reorganization dated as of July 17, 2001 (the "Reorganization Agreement"), pursuant to which Merger Sub will be merged with and into Target (the "Merger").

     B. Upon or following the consummation of the Merger and in connection therewith, the undersigned Disqualified Person may receive certain payments that are considered to be "parachute payments" under Section 280G of the Internal Revenue Code of 1986, as amended (the "Code"). Parachute payments include cash payments, such as bonus and severance payments, as well as accelerated vesting of options and restricted stock.

     C. Section 4999 of the Code imposes a 20% excise tax on any excess parachute payments received in connection with a change in control of a company. The excise tax is a withholding tax that is automatically collected at the time of payment with respect to any parachute payments that are considered to be wages.

     D. Pursuant to the Reorganization Agreement, the parties agreed that on or before the consummation of the Merger, Target would cause each Disqualified Person to execute and deliver a Section 280G Agreement containing the terms and conditions set forth in an exhibit to the Reorganization Agreement.

     NOW, THEREFORE, in consideration of the promises and the mutual agreements, provisions and covenants set forth in the Reorganization Agreement and in this Agreement, it is hereby agreed as follows:

     1. Agreement to Pay Excise Tax. To the extent any payment or benefit to which the Disqualified Person becomes entitled in connection with the Merger is determined by Acquiror's independent auditors, pursuant to written calculations provided to the Disqualified Person, to constitute an excess parachute payment under Code Section 280G and with respect to which no withholding taxes have been collected, such Disqualified Person hereby covenants and agrees to pay to the Internal Revenue Service, on or before April 15th of the year following the year in which each such excess parachute payment occurred, the excise tax imposed under Code Section 4999 upon that excess parachute payment, and the Disqualified Person shall provide Acquiror with appropriate proof of such payment. Acquiror shall issue a Form W-2 or a Form 1099, as appropriate, for the amount of such excess parachute payment no later than January 31st of the year following the year in which such excess parachute payment occurred.

     2. Acknowledgement of Code Section 83(b) Filings. The Disqualified Person has filed on a timely basis with the appropriate Internal Revenue Service Center an Internal Revenue Code Section 83(b) election with respect to any restricted stock awards or other unvested securities or property such individual has received from Target or its affiliates so that such Disqualified person shall not recognize any taxable income under Internal Revenue Code Section 83 at the time such restricted stock or other securities or property vests.

     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first written above.

ACQUIROR                              DISQUALIFIED PERSON


By:                                   By:
   -------------------------             ------------------------
                                         (Signature)
Name:
     -----------------------              -----------------------
                                          (Print Name)
Title:
      ----------------------              -----------------------
                                          (Print Address)

                                          ------------------------
                                          (Print Telephone Number)

                                          -------------------------
                                          (Social Security or Tax I.D. Number)

                                   EXHIBIT C

                     AGREEMENT OF CONTROL AFFILIATE

     Reference is hereby made to that certain Agreement and Plan of Reorganization (the "Merger Agreement"), dated as of July_17, 2001, by and among Covista Communications, Inc., CCI Acquisitions Corp. and Capsule Communications, Inc. ("Capsule"). Capitalized terms used herein without definition are as defined in the Merger Agreement.

     As a material inducement to Capsule to enter into the Merger Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the undersigned, as the Control Affiliate, hereby agrees to accept the portion of the Merger Consideration issuable to such Control Affiliate in accordance with Section 1.5(a) of the Merger Agreement, such consideration being less than that paid to all other stockholders of Capsule.

                                               --------------------------
Dated:  ________, 2001                         Henry G. Luken, III

                            [SIGNATURE PAGE FOLLOWS]

AGREED TO AND ACCEPTED:

ATTEST:                                 COVISTA COMMUNICATIONS, INC.


-----------------------------(SEAL)     By:
Secretary                                  -------------------------(SEAL)
                                           Name:  A. John Leach, Jr.
                                           Title: President & Chief Executive


ATTEST:                                 CCI ACQUISITIONS CORP.


-----------------------------(SEAL)     By:
Secretary                                  -------------------------(SEAL)
                                           Name:  A. John Leach, Jr.
                                           Title: President & Chief Executive
                                                  Officer

ATTEST:                                 CAPSULE COMMUNICATIONS, INC.


-----------------------------(SEAL)     By:
Secretary                                   -------------------------(SEAL)
                                            Name:  David B. Hurwitz
                                            Title: President & Chief Executive
                                                   Officer